Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CAFEPRESS INC.,

SUNDAY MORNING MERGER SUB INC.,

EZ PRINTS, INC.,

AND WITH RESPECT TO ARTICLES I, V, VII, VIII AND IX ONLY,

FORTIS ADVISORS LLC,

AS STOCKHOLDER REPRESENTATIVE

Dated as of October 5, 2012

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

INDEX OF EXHIBITS

Appendix
Appendix 1	Earn-Out Calculations

Schedules
Schedule 5.12(a)	List of Contracts between the Company and Interested Parties that Survive Closing
Schedule 5.12(b)	List of Contracts to be Terminated prior to Closing
Schedule 5.19	Indemnification Schedule
Schedule 6.2(g)	Consents
Schedule 6.2(h)	Notices
Schedule 6.2(k)	List of Key Stockholders
Schedule 7.2(a)(x)	List of Indemnifiable Acquisitions
Schedule 7.2(a)(xi)	List of Other Indemnifiable Matters
Disclosure Schedule

Exhibit	Description
Exhibit A	Form of 280G Waiver
Exhibit B	Form of Stockholder Consent
Exhibit C	Integration Plan
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Joinder and Waiver Agreement
Exhibit F	Form of Certificate of Merger
Exhibit G	Data Room Contents
Exhibit H	Form of Stockholder Letter of Transmittal
Exhibit I	Form of Director and Officer Resignation and Release Letter

INDEX OF DEFINED TERMS

Term	Section	Page
	$1.6	6
280G Approval	5.9(b)	55
280G Waiver	5.9(a)	55
401(k) Plan	5.19(b)	61
Accounting Arbitrator	1.6	3
Action of Divestiture	5.5	53
Advisor	2.18	39
Advisory Group	7.7(e)(iii)	83
Affiliate	1.6	3
Agreed-Upon Loss	7.5(b)	75
Agreement	Preamble	1
Audited Financials	2.8(a)	25
B2B Customer	1.6	3
Balance Sheet Date	2.8(a)	25
Base Year Revenue	1.6	4
Business	1.6	4
Business Day(s)	1.6	4
CAGR	1.6	4
Cash Election	1.7(e)	17
Certificate of Incorporation	2.1	21
Certificate of Merger	1.2	2
Certificates	1.6	4
Change of Control Payments	1.6	4
Charter Documents	2.1	21
Claim Date	7.5(a)	74
Closing	1.2	2
Closing Certificates	1.6	4
Closing Date	1.2	2
COBRA	1.6	4
Code	1.6	4
Company	Preamble	1
Company Authorizations	2.15	38
Company Capital Stock	1.6	4
Company Common Stock	1.6	4
Company Employee Plans	2.19(a)	40
Company Indemnitees	5.19(a)	60
Company Intellectual Property	1.6	4
Company License Agreements	2.12(c)	32
Company Options	1.6	5
Company Preferred Stock	1.6	5
Company Products	1.6	5
Company Registered Intellectual Property	1.6	5
Company Representative	4.2(a)	50
Company Services	2.12(o)	35
Company Sites	2.12(o)	35

INDEX OF DEFINED TERMS

(continued)

Term	Section	Page
Company Stock Certificates	1.9(c)(i)	18
Company Stockholder	1.6	5
Company Warrants	1.6	5
Competing Transaction	4.2(a)	50
Confidential Disclosure Agreement	5.3	52
Confidential Information	5.3	52
Conflict	2.6	24, 46
Consents	6.2(g)	64
Continuing Employee	1.6	5
Contract	1.6	5
Controlled Group Liability	1.6	5
Credit Facility	1.6	6
Corporate Client	1.6	6
Current Balance Sheet	2.8(a)	25
Data Room	1.6	6
Deferred Purchase Price	1.6	7
Delivered	1.6	6
Design Your Own Service	1.6	6
DGCL	Recitals	1
Disclosure Schedule	Article II	21
Dissenting Shares	1.8(a)	17
Distributable Funds	7.7(e)(ii)	82
Dollars	1.6	6
Earn Out Bonus Agreement	1.6	6
Earn-Out Notice	1.7(d)(iii)	15
Earn-Out Payment	1.7(d)	14
Earn-Out Period	1.6	6
Effective Time	1.2	2
Election Deadline	1.7(e)	17
Employee	2.19(k)	42
EO Share Price	1.7(d)(i)	14
Equipment	2.11(d)	31
ERISA	1.6	6
ERISA Affiliate	2.19(a)	40
Escrow Agent	1.6	6
Escrow Agreement	1.9(b)	18
Escrow Amount	1.9(b)	18
Escrow Fund	7.5(e)(i)	76
Exchange Act	1.6	6
Exchange Documents	1.9(c)(i)	18
Final Escrow Indemnity Pro Rata Share	1.6	3
Final Excess Indemnity Pro Rata Share	1.6	3
Financials	2.8(a)	25
FIRPTA Certificate	6.2(r)	65
FMLA	1.6	6

INDEX OF DEFINED TERMS

(continued)

Term	Section	Page
Form of Election	1.7(e)	17
GAAP	1.6	6
GBCC	2.4(b)	24
Go Forward Business	1.6	6
Governmental Entity	2.7	25
Hazardous Material	2.17(a)	39
Herman Employment Agreements	Recitals	1
HIPAA	1.6	6
Holder	5.21	61
Holiday Season Operations	1.6	10
Indebtedness	1.6	6
Indebtedness Certificate	5.17	58
Indemnification Schedule	5.19(a)	60
Indemnified Party	1.6	7
Indemnifying Party	1.6	7
Indemnity Pro Rata Share	1.6	7
Individual Obligations	7.4(h)	73
Intellectual Property	1.6	8
Interested Party	2.14(a)	38
Interim Escrow Indemnity Pro Rata Share	1.6	7
Interim Excess Indemnity Pro Rata Share	1.6	7
International Employee Plan	1.6	9
IT Systems	2.12(l)	35
Joinder and Waiver Agreement	1.6	9
Key Employee	Recitals	1
Key Stockholders	Recitals	1
Knowledge	1.6	9
Known	1.6	9
Lease Agreements	2.11(b)	31
Leased Real Property	2.11(b)	31
Liabilities	1.6	9
Lien	1.6	9
Loss	7.2(a)	68
Losses	7.2(a)	68
Material Adverse Effect	1.6	9
Material Contracts	2.13(b)	37
Material Properties	2.11(c)	31
Merger	Recitals	1
Merger Sub	Preamble	1
Merger-Related Agreements	1.6	10
Non-Continuing Employee	1.6	10
Non-Solicitation Agreements	Recitals	1
Objection Deadline	7.5(b)(i)	74
Objection Notice	7.5(b)(i)	74
Officer’s Certificate	7.5(a)	74

INDEX OF DEFINED TERMS

(continued)

Term	Section	Page
Other Certificates	1.6	10
Owned Company Intellectual Property	1.6	10
Parent	Preamble	1
Parent Indemnifiable Matters	7.3(a)(ii)	70
Parent Indemnified Parties	7.2(a)	67
Parent Stock	1.6	10
Participant	1.6	10
Payable Claim	7.5(d)	76
Paying Agent	1.9(a)	18
Payoff Letter	5.17	58
Person	1.6	10
Personally Identifiable Information	2.12(o)	35
Publicly Available Software	1.6	10
Post-Closing Covenants	7.1	67
Registered Intellectual Property	1.6	11
Related Agreements	1.6	11
Remaining General Losses	7.4(d)(i)(D)	72
Requisite Stockholder Vote	2.4(a)	24
Resolved Claim	7.5(c)(ii)	76
Retention Bonus Plan	1.6	11
Returns	2.10(b)(i)	28
Revenue	1.6	11
Rule 144	5.21	61
SEC	1.6	12
Section 262 Notice	5.1(c)	52
Securities Act	1.6	12
Seller Indemnifiable Matters	7.2(a)	68
Seller Indemnified Parties	7.3(a)(ii)	70
Seller Indemnifying Parties	7.2(a)	67
Seller Indemnifying Party	7.2(a)	67
Series 1 Preferred Stock	1.6	12
Series 2 Preferred Stock	1.6	12
Settled Claims	7.5(c)(i)	75
Settlement Amount	1.6	12
Shrink Wrap Code	1.6	12
Software	1.6	12
Source Code	1.6	12
Spreadsheet	5.18	58
Specified Losses	7.4(d)(i)(D)	72
Spreadsheet Certificate	5.18	58
Statement of Expenses	5.7	54
Statement of Indebtedness	5.17	58
Stock Earn-Out Payment	1.7(d)(i)	14
Stock Election	1.7(e)	17
Stock Plans	2.2(c)	22

INDEX OF DEFINED TERMS

(continued)

Term	Section	Page
Stockholder Consent	Recitals	2
Stockholder Letter of Transmittal	1.9(c)(i)	18
Stockholder Notices	5.1(b)	51
Stockholder Representative	Preamble	1
Stockholder Representative Fund	7.7(d)	82
Stockholder Representative Fund Amount	7.7(d)	82
Straddle Period	1.6	13
Subsidiary	1.6	13
Survival Date	7.1	67
Surviving Corporation	1.1	2
Surviving Representations	7.1	67
Tax Incentive	2.10(b)(xv)	30
Tax or Taxes	2.10(a)	27
Terminated Agreements	5.12(b)	56
Third Party Claim	7.6(a)	79
Third Party Expenses	5.7	54
Threshold	7.4(a)(i)	70
Total Closing Consideration	1.6	13
Total Consideration	1.6	13
Unaudited Financials	2.8(a)	25
Unobjected Claim	7.5(b)(ii)	75
Unpaid Pre-Closing Taxes	2.10(b)(i)	28
Unresolved Claim	7.5(d)	76
WARN	2.19(m)	43

* * * * *

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 5, 2012, by and among CafePress Inc., a Delaware corporation (“Parent”), Sunday Morning Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), EZ Prints, Inc., a Delaware corporation (the “Company”), and with respect to Article I, Article V, Article VII, Article VIII and Article IX hereof only, Fortis Advisors LLC, a Delaware limited liability company, acting solely in its capacity as representative of the Company Stockholders as further provided herein (the “Stockholder Representative”).

Recitals

A. The Boards of Directors of each of Parent, Merger Sub and the Company believe it advisable and in the best interests of each corporation and their respective stockholders that Parent and the Company enter into a business combination transaction in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and upon the terms and subject to conditions of this Agreement, at the Effective Time (i) all of the issued and outstanding shares of Company Capital Stock shall be converted into the right to receive the consideration set forth herein, (ii) all of the Company Options (as defined in Section 1.6) shall be canceled and extinguished and (iii) all of the issued and outstanding Company Warrants (as defined in Section 1.6) or other securities convertible into or exchangeable for shares of Company Capital Stock shall be terminated (unless exercised or converted prior to the Merger).

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, (i) each Person listed on Schedule 6.2(k) herein (each, a “Key Stockholder” and collectively, the “Key Stockholders”) has entered into and delivered to Parent a non-solicitation agreement in a form reasonably acceptable to Parent, to be effective as of the Closing Date (collectively, the “Non-Solicitation Agreements”) and (ii) Wes Herman (the “Key Employee”) has entered into (A) an employment arrangement with Parent or a subsidiary thereof to be effective as of the Closing Date pursuant to his execution and delivery of an employment agreement and a proprietary information and inventions assignment agreement, (B) a non-competition and non-solicitation agreement and (C) a transaction bonus agreement, in each case, in a form reasonably acceptable to Parent, to be effective as of the Closing Date (the employment agreement, a proprietary information and inventions assignment agreement, non-competition and non-solicitation agreement and transaction bonus agreement referred to collectively herein as the “Herman Employment Agreements”).

D. As an inducement to the willingness of Parent and Merger Sub to enter into this Agreement (but not pursuant to any prior agreement with Parent), following the approval and adoption of this Agreement by the Board of Directors of the Company and immediately following the execution and delivery of this Agreement, the Company will use reasonable efforts to obtain and deliver the consent of the holders of at least 85% of the issued and outstanding shares of the Company Capital Stock, with respect to (i) their irrevocable approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and (ii) their waiver of appraisal, dissenters’ or similar rights under any applicable provisions of the DGCL and GBCC, as applicable, in each case pursuant to a written consent, in the form attached hereto as Exhibit B, signed and dated as of the date hereof by such Company Stockholders, pursuant to and in accordance with the applicable provisions of the DGCL and the Charter Documents (such consent of such Company Stockholders, collectively, the “Stockholder Consent”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

1.2 Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place on a Business Day (as defined in Section 1.6) as promptly as practicable following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VI hereof, at the offices of Parent, unless another time and/or place is mutually agreed upon in writing by Parent and the Company; provided, however, that the Closing shall not occur on a date that is during the last ten (10) Business Days prior to the last Business Day of a fiscal quarter of Parent. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, Parent, the Company and Merger Sub shall cause the Merger to be consummated by (a) filing a certificate of merger substantially in the form attached hereto as Exhibit F (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and (b) making all other filings and recordings required under the DGCL. The term “Effective Time” shall mean the date and time of the filing of the Certificate of Merger, or, if different, the date and time of effectiveness thereof that is specified therein.

1.3 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Unless otherwise determined by Parent prior to the Effective Time, as of the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with DGCL and as provided in such amended and restated certificate of incorporation, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of this corporation is EZ Prints, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, as of the Effective Time, the bylaws of the Company as the Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to references to EZ Prints, Inc.

1.5 Directors and Officers.

(a) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation until their successors are duly appointed and qualified.

1.6 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Accounting Arbitrator” shall mean Grant Thornton LLP or such other independent accounting firm as is selected by the mutual agreement of Parent and the Stockholder Representative.

“Affiliate” or “affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“B2B Customer” means any customer of Company for whom Company produces products and/or provides services where such customer partner has its own branded website and its own end consumers.

“Base Year Revenue” means Thirty Million Dollars ($30,000,000).

“Business” shall mean the sale of products and services (for which revenue is collected for such products and services), for only those products and services provided by Company prior to the Closing Date.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“CAGR” means the compound average growth rate of Revenue for the Company for the Earn-Out Period compared to the Base Year Revenue (rounded down to the nearest percentage point), excluding any Revenue billed to Shutterfly, Inc. and its subsidiaries or affiliates.

“Certificates” shall mean the Closing Certificates and Other Certificates.

“Change of Control Payments” means any cash payment that is due and payable by the Company to any current or former officer, director or employee of the Company or to a third party pursuant to any Material Contract as a result of the consummation of the Merger and the transactions contemplated by this Agreement.

“Closing Certificates” shall mean the certificates delivered pursuant to Section 6.2(o) (Certificate of the Company) and Section 6.2(q) (Certificate of the Secretary).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock and any other shares of capital stock of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company, including any shares of Company Common Stock that, as a result of the Merger, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

“Company Intellectual Property” means any Intellectual Property that is used or is held for use in the business of the Company as currently conducted or proposed to be conducted, including all Company Registered Intellectual Property.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options but excluding Company Warrants) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

“Company Preferred Stock” shall mean Series 1 Preferred Stock and Series 2 Preferred Stock.

“Company Products” shall mean all products and services developed (including products and services for which development is ongoing), manufactured, delivered, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company since its inception, or which the Company presently intends to manufacture, deliver, make commercially available, market, distribute, support, sell, import for resale, or license out within twelve (12) months after the date hereof, including any printing services

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or held in the name of, the Company.

“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time (after giving effect to the exercise, conversion, cancellation or termination of each Company Warrant and each Company Option immediately prior to the Effective Time).

“Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.

“Continuing Employee” shall mean each (a) Key Employee and (b) of the other Employees who both (i) prior to the Closing, have entered into an “at will” employment arrangement with Parent to be effective as of the Closing Date, pursuant to his or her execution and delivery of an offer letter and a proprietary information and inventions assignment agreement, each on Parent’s form and (ii) as of the Closing, have not breached, terminated, rescinded or repudiated (formally or informally) any such arrangement or threatened to do any of the foregoing.

“Contract” shall mean any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written.

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, and (d) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Section 601 et seq. of the Code and Section 601 et seq. of ERISA.

“Corporate Client” means customer of Parent that has a signed agreement with Parent and as of the Closing Date is utilizing Parent’s current shop platform excluding partners (including but not limited to eBay and Amazon) that provide a marketplace for sellers to list and sell products.

“Credit Facility” shall mean the Amended and Restated Loan Agreement, dated March 1, 2011, by and between Square 1 Bank and EZ Prints, Inc., as amended on November 28, 2011, January 5, 2012, February 27, 2012, June 20, 2012 and July 23, 2012.

“Data Room” means any electronic data room established by the Company or its representatives in connection with the transactions contemplated by this Agreement to which Parent had continuous access during the period beginning ten (10) Business Days prior to the date of this Agreement and ending on the Closing Date.

“Delivered” means posted at least two (2) Business Days prior to the date of this Agreement (and not subsequently removed or modified) in a Data Room, a full and complete list of which is set forth on Exhibit G.

“Design Your Own Service” means the Parent’s consumer service whereby a user creates and uploads an image, applies that image to a base product and purchases the resulting product(s) associated with the image transacted on Parent properties through any of its existing shop partners.

“Dollars” or “$” shall mean United States Dollars.

“Earn Out Bonus Agreement” shall mean the earn out bonus agreement between Parent and Key Employee dated as of the date hereof.

“Earn-Out Period” shall mean the twelve (12) complete calendar months following the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank, National Association.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Go Forward Business” means the Business as conducted by Parent from and after the Closing in compliance with the terms and conditions herein. For the avoidance of doubt, Go Forward Business shall not include: (a) “Design your Own Service”; (b) consumer transactions on any Parent property not operated by Company; or (c) any non-Corporate Client shop other than on properties that are partners or B2B Customers of the Business,

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” of any Person shall mean, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are obligations of such Person or its subsidiary or guaranteed by such Person or its subsidiary, including through the grant of a security interest upon any assets of such Person: (a) all outstanding indebtedness for borrowed money owed to third parties, (b) accrued interest payable with respect to Indebtedness referred to in clause (a), (c) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”), (d) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, (e) all obligations arising out of any financial hedging, swap or similar arrangements, (f) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (g) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction and (h) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (g) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Indemnified Party” means either a Parent Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnifying Party” means either a Parent Indemnifying Party or a Seller Indemnifying Party, as applicable.

“Indemnity Pro Rata Share” shall be the applicable Indemnity Pro Rata Share from the following:

“Interim Escrow Indemnity Pro Rata Share”, with respect to each Seller Indemnifying Party, shall be calculated at Closing and shall be the percentage equivalent of a fraction, (a) the numerator of which is the aggregate amount of Total Closing Consideration actually received by such Seller Indemnifying Party in respect of Company Capital Stock pursuant to Section 1.7(a) hereof (but in all events excluding amounts received by all Participants (including the Key Employee) under the Retention Bonus Plan at Closing), and (b) the denominator of which is the aggregate amount of Total Closing Consideration actually received by all Seller Indemnifying Parties in respect of Company Capital Stock pursuant to Section 1.7(a) hereof (but in all events excluding amounts received by all Participants (including the Key Employee) under the Retention Bonus Plan at Closing). Interim Escrow Indemnity Pro Rata Share shall be designated for each Seller Indemnifying Party on the Spreadsheet. For the avoidance of doubt, at all times the sum of the Interim Escrow Indemnity Pro Rata Shares for all Company Stockholders shall be 100%.

“Interim Excess Indemnity Pro Rata Share”, with respect to each Seller Indemnifying Party, shall be calculated at Closing and shall be the percentage equivalent of a fraction, (a) the numerator of which is the aggregate amount of Total Closing Consideration actually received by such Seller Indemnifying Party in respect of Company Capital Stock pursuant to Section 1.7(a)

hereof (other than amounts received by Participants at Closing in respect of the Retention Bonus Plan, except for the Key Employee, as to whom such amounts shall be included), and (b) the denominator of which is the aggregate amount of Total Closing Consideration actually received by all Seller Indemnifying Parties in respect of Company Capital Stock pursuant to Section 1.7(a) hereof (other than amounts received by Participants at Closing in respect of the Retention Bonus Plan, except for the Key Employee, as to whom such amounts shall be included). Interim Excess Indemnity Pro Rata Share shall be designated for each Seller Indemnifying Party on the Spreadsheet. For the avoidance of doubt, at all times the sum of Interim Excess Escrow Indemnity Pro Rata Shares for all Company Stockholders and Participants shall be 100%.

“Final Escrow Indemnity Pro Rata Share”, with respect to each Seller Indemnifying Party, shall be calculated as provided in the Spreadsheet after the expiration of the Earn-Out Period and upon such time as the Earn-Out Amount has been finalized, and shall be the percentage equivalent of a fraction, (i) the numerator of which is the aggregate amount of the Total Consideration actually received by such Seller Indemnifying Party in respect of Company Capital Stock pursuant to Section 1.7(a) and Section 1.7(d) (with the Dollar value of the Parent Stock to be determined using the EO Share Price), but in all events excluding all amounts received by all Participants (including the Key Employee) under the Retention Bonus, whether at Closing or as part of the Earn-Out, and (ii) the denominator of which is the aggregate amount of the Total Consideration actually received by all Seller Indemnifying Parties in respect of Company Capital Stock pursuant to Section 1.7(a) and Section 1.7(d) hereof (with the Dollar value of the Parent Stock to be determined using the EO Share Price), but in all events excluding all amounts received by any Participant (including the Key Employee) under the Retention Bonus Plan, whether at Closing or as part of the Earn-Out Payment. Final Escrow Indemnity Pro Rata Share shall be designated for each Seller Indemnifying Party on the Spreadsheet. For the avoidance of doubt, at all times the sum of the Final Escrow Indemnity Pro Rata Shares for all Company Stockholders and Participants shall be 100%.

“Final Excess Indemnity Pro Rata Share”, with respect to each Seller Indemnifying Party, shall be calculated as provided in the Spreadsheet after the expiration of the Earn-Out Period and upon such time as the Earn-Out Amount has been finalized, and shall be the percentage equivalent of a fraction, (i) the numerator of which is the aggregate amount of the Total Consideration actually received by such Seller Indemnifying Party in respect of Company Capital Stock pursuant to Section 1.7(a) and Section 1.7(d) (with the Dollar value of the Parent Stock to be determined using the EO Share Price), but in all events excluding all amounts received by all Participants at Closing (other than the Key Employee, as to whom such amounts shall be included) under the Retention Bonus Plan, and including amounts received by all Participants (including the Key Employee) as part of or in connection with the Earn-Out Payment under the Retention Bonus Plan, and (ii) the denominator of which is the aggregate amount of the Total Consideration actually received by all Seller Indemnifying Parties in respect of Company Capital Stock pursuant to Section 1.7(a) and Section 1.7(d) hereof (with the Dollar value of the Parent Stock to be determined using the EO Share Price), but in all events excluding all amounts received by all Participants at Closing (other than the Key Employee, as to whom such amounts shall be included) under the Retention Bonus Plan, and including amounts received by all Participants (including the Key Employee) as part of the Earn-Out Payment under the Retention Bonus Plan. Final Excess Indemnity Pro Rata Share shall be designated for each Seller Indemnifying Party on the Spreadsheet. For the avoidance of doubt, at all times the sum of the Final Excess Indemnity Pro Rata Shares for all Company Stockholders and Participants shall be 100%.

“Intellectual Property” means any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations in part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all inventions (whether or not patentable), invention disclosures and all improvements thereto, (iii) trade secrets and all proprietary information, including non public know how, Technology, business methods, technical data and customer lists, and all documentation relating to any of the foregoing, (iv) all Software, copyrights (including computer software programs or firmware, in both Source Code and object code form), copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (v) all industrial designs and any registrations and applications therefor throughout the world, (vi) all trade names, logos, common applicable law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral rights of authors and inventors, however denominated, throughout the world, (ix) all Web sites and domain names, and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“Joinder and Waiver Agreement” shall mean the joinder and waiver agreement, in substantially the form attached hereto as Exhibit E.

“Knowledge” or “Known” shall mean, (i) with respect to the Company, the actual knowledge of Wes Herman, Angie Hudson, Bruce Milligan, Kent Huskey or Lisa Simon and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of Robert Marino and Monica Johnson; provided, however, that such persons shall have made reasonable inquiry of all relevant employees, consultants and advisors of the Company or Parent and Merger Sub, as applicable, whom such individuals should reasonably believe would have actual knowledge of the matters represented.

“Liabilities” shall mean an amount (without double counting) equal to the sum of the Dollar amount of (a) all liabilities of the Company of any kind, including accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations, deferred revenue, Unpaid Pre-Closing Taxes and all other liabilities of the Company of any kind, (b) all Indebtedness of the Company as of the applicable measurement date, and (c) all Third Party Expenses, in each case whether or not such liabilities would be required to be reflected on a balance sheet in accordance with GAAP.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, right of first offer or refusal, transfer restriction of any kind or other encumbrance of any sort.

“Material Adverse Effect” with respect to the Company or Parent, shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to (a) the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), operations or capitalization of such entity and its Subsidiaries (if any), taken as a whole; except for any such state of facts, condition, change, development, event or effect solely to the extent it results from (i) the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad; provided, however, that such outbreak or escalation does not have a disproportionate or unique effect on such entity relative to any companies of similar size and scope in the same or similar industry as the Company or Parent, as applicable; (ii) political conditions, the economy or financial markets in general, provided, however, that such political conditions, the economy or financial markets in general does not have a disproportionate or unique effect on such entity relative to any companies of similar size and scope in the same or similar industry as the Company or Parent, as applicable, and (iii) changes in any applicable law or GAAP or other accounting standards; or (b) the ability of such party to perform without material delay its obligations under this Agreement and to consummate without material delay the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, any state of facts, condition, change, development, event or effect solely arising from or relating to the Company’s conduct of its business in, and/or undertaking preparation for, the fourth calendar quarter (October – December), to the extent that such state of facts, condition, change, development, event or effect is consistent with the Company’s past practice with respect to such quarter in prior years (the “Holiday Season Operations”) shall not be considered in the determination of “Material Adverse Effect” as applied to the Company.

“Merger-Related Agreements” shall mean the Certificates, the Certificate of Merger, the Joinder and Waiver Agreements, the Stockholder Letters of Transmittal and the Earn Out Bonus Agreement.

“Non-Continuing Employee” shall mean, if applicable, any Employee who is not a Continuing Employee.

“Other Certificates” shall mean the certificate as to the Statement of Expenses and the FIRPTA Certificate, and the Spreadsheet Certificate, and the Indebtedness Certificate.

“Owned Company Intellectual Property” means all Intellectual Property owned or held in the name of the Company, including the Company Registered Intellectual Property as of the Closing Date.

“Parent Stock” shall mean the common stock of Parent.

“Participant” shall mean an employee, officer, or consultant to the Company or an Affiliate (a) who is designated by the Committee (as defined in the Retention Bonus Plan) to be a participant in the Retention Bonus Plan, and (b) who has timely executed and delivered to the Committee: (i) a Notice of Option Cancellation, Consent and Release; (ii) a copy of the Award Agreement; and (iii) the form of Joinder and Release attached to the Award Agreement.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Publicly Available Software” means each of (i) any Software that is distributed as free Software, open source Software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models, and (ii) any Software that, as of the date hereof, requires as a condition of use, modification, hosting or distribution of such Software, or of other Software used or developed with, incorporated into, derived from or distributed with such Software, that such Software or other Software (A) be disclosed or distributed in Source Code form, (B) be licensed to third parties by the licensee for the purpose of making derivative works, (C) be redistributed, hosted or otherwise made available at no or minimal charge, or (D) be licensed, sold or otherwise made available on terms that (1) expressly limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (2) expressly grant rights in addition to those permitted by applicable law to decompile, disassemble, reverse engineer or otherwise derive the Source Code or underlying structure of such Software or other Software.

“Registered Intellectual Property” means all United States, international and foreign (i) issued patents and patent applications (including provisional applications and design patents and applications) and all reissues, reexaminations, divisions, divisionals, renewals, extensions, foreign counterparts, continuations and continuations in part thereof, and all issued patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof, (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent to use applications or other registrations or applications related to trademarks, (iii) registered copyrights and applications for copyright registration, and (iv) domain name registrations.

“Related Agreements” shall mean the Stockholder Consent, the Joinder and Waiver Agreements, the Non-Solicitation Agreements, the Herman Employment Agreements, the Certificate of Merger, the Stockholder Letter of Transmittal and all other agreements and certificates executed and delivered by or on behalf of the Company, any officers of the Company in their capacity as such, or any of the Company Stockholders or holders of Company Options in connection with this Agreement or any of the foregoing or any of the transactions contemplated hereby or thereby.

“Retention Bonus Plan” shall mean that certain EZ Prints, Inc. Management Retention Bonus Plan effective October 5, 2012.

“Revenue” means all net revenue earned by Parent as described in sections (i)-(v) below for any specified period of the Earn-Out Period determined for purposes of this Agreement in accordance with GAAP as applied by the Company prior to the Closing:

(i)	all net revenue from the Go Forward Business, plus net revenue from end user customers who begin their transacting session as tracked by Parent on any client signed by the Company or B2B Customer sites, and as such sales may be transacted on www.cafepress.com or any Corporate Client’s website;

(ii)	all net revenue from the Go Forward Business in connection with that certain Collaboration Agreement by and between Parent and the Company dated July 12, 2012 (“Company Technology”);

(iii)	after the Closing, the Company shall manage Parent’s Corporate Clients. Any year over year growth in net revenue from each individual Corporate Client starting from the date that the Company’s technology is used by an each individual Corporate Client during that same period shall be counted as “Revenue” during the Earn-Out Period;

(iv)	all net revenue from agreements that are either signed by the Company, managed by the Company or use the Company’s technology, excluding consumer revenue transacted on any Parent property other than properties operated by the Company; or,

(v)	except to the extent described by subpart (iii) of this definition, above, if after the Closing, CEO of Parent and Key Employee mutually determine in writing that the Company shall manage any other business during the Earn-Out Period, then any net revenue of such business shall be counted as “Revenue”.

Notwithstanding the foregoing, and for the avoidance of doubt, for purposes of Section 1.7(d) hereof, “Revenue” shall only include all sales of Parent described in (i)-(v) above and shall expressly exclude any other sales or revenue of Parent. For avoidance of doubt, for purposes of calculating the Earn-Out Payment, no Revenue may be earned or counted more than once.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series 1 Preferred Stock” shall mean shares of preferred stock, par value $0.01 per share, of the Company, which are designated as “Series 1 Preferred Stock” pursuant to the Certificate of Incorporation.

“Series 2 Preferred Stock” shall mean shares of preferred stock, par value $0.01 per share, of the Company, which are designated as “Series 2 Preferred Stock” pursuant to the Certificate of Incorporation.

“Settlement Amount” shall mean the amount paid, if any, by the Company in settlement of Item 3 on Schedule 7.2(a)(xi) to the extent that such settlement is finalized prior to the Closing in a form reasonably acceptable to Parent.

“Shrink Wrap Code” means any generally commercially available Software that is available for a cost of not more than $2,000 for a perpetual license for a single user or work station, or $25,000 in the aggregate for all users and work stations.

“Software” means computer programs and firmware, including any and all software implementations of algorithms, models and methodologies, program files, program and system logic, program modules, routines and subroutines, whether in Source Code, object code or other form, including manuals, specifications and other documentation and materials relating thereto.

“Source Code” means Software code in a form or language readable or understandable to humans.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” or “subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Total Closing Consideration” shall mean an amount equal to (a) Thirty Million Dollars ($30,000,000.00), minus (b) the Third Party Expenses of the Company due at Closing (including, without limitation, any Change of Control Payments due at Closing and any amounts to be paid under the Retention Bonus Plan due at Closing), minus (c) the Escrow Amount, minus (d) the Stockholder Representative Fund Amount plus (e) one-half of any Settlement Amount.

“Total Consideration” shall mean an amount equal to (a) Thirty Million Dollars ($30,000,000.00), minus (b) the Third Party Expenses of the Company (including, without limitation, any Change of Control Payments and any amounts to be paid under the Retention Bonus Plan), minus (c) the Stockholder Representative Fund Amount plus (d) the Earn-Out Payment, to the extent earned plus (e) one-half of any Settlement Amount.

1.7 Effect of Merger on the Securities of the Company.

(a) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, in each case subject to this Section 1.7, Section 1.9 and Section 7.7 hereof:

(i) each share of Series 2 Preferred Stock, Series 1 Preferred Stock and Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of such stock that are Dissenting Shares or are held in the treasury of the Company) shall be converted into and become the right to receive (without interest and less any applicable Tax withholding) the consideration set forth on the Spreadsheet described in Section 5.18; and

(ii) each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(b) Treatment of Outstanding Equity Awards.

(i) Effect on Equity Awards. No Company Option shall be assumed by Parent, and the Company shall cause each such Company Option to be either (A) exercised by the holder of such Company Option in full or (B) to the extent not vested or not exercised in full, terminated or canceled as of immediately prior to the Closing, either pursuant to its terms or pursuant to an agreement with the holder thereof.

(ii) Effect on Company Warrants. No outstanding Company Warrants shall be assumed by Parent, and the Company shall cause each such Company Warrant to be either (A) exercised by the holder of such Company Warrant in full or (B) to the extent not exercised in full, terminated or canceled as of immediately prior to the Closing, either pursuant to its terms or pursuant to an agreement with the holder thereof.

(iii) Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.7(b) under the Stock Plans, all Company Option agreements, all Company Warrant agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents, such that, at the Effective Time, the Company shall not have any outstanding equity interests or equity-related interests other than shares of Company Common Stock and Company Options.

(c) Effect on Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the Surviving Corporation.

(d) Earn-Out. As additional consideration subject to and in accordance with the remaining provisions of this Section 1.7(d), Parent shall pay an earn-out payment (the “Earn-Out Payment”), in each case with respect to the Earn-Out Period, if earned, and determined as follows:

(i) The aggregate value of the Earn-Out Payment shall be no greater than Ten Million Dollars ($10,000,000), assuming that any shares of Parent Stock issued as an Earn-Out Payment pursuant to a Stock Election are calculated using the EO Share Price, and shall be allocated as follows: (A) the first Two Million Seven Hundred Thousand Dollars ($2,700,000) of any Earn-Out Payment shall be satisfied either by an issuance of Parent Stock or payment in cash, in accordance with the elections described in Section 1.7(e), in an aggregate amount equal in value to Two Million Seven Hundred Thousand Dollars ($2,700,000), and (B) any remaining Earn-Out Payment shall be paid in cash. The Earn-Out Payment set forth in subclause (A) in the preceding sentence shall be allocated based on the Cash Election or Stock Election made (or required to be made) by each Company Stockholder in accordance with the terms of Section 1.7(e); provided, that any portion of such Earn-Out Payment to be paid in Parent Stock pursuant to the Stock Election shall be referred herein as the “Stock Earn-Out Payment”. The “EO Share Price” shall be $9.24 per share. The number of shares of Parent Stock to be issued as Stock Earn-Out Payment pursuant to any Stock Election shall be calculated by dividing the value of the Stock Earn-Out Payment applicable to such Stock Election by the EO Share Price, provided that any fractional shares shall be paid out in cash. Notwithstanding anything to the contrary herein, to comply with applicable securities laws, any Parent Stock to be paid pursuant to a Stock Election to a Company Stockholder who has not confirmed his, her or its accredited investor status with Parent in a manner acceptable to Parent shall be paid an equivalent amount in cash in lieu of any Parent Stock.

(ii) If the Integration Plan set forth on Exhibit C has not been completed in all respects in accordance to the terms, conditions and timing set forth therein, or if the CAGR is less than 24%, in each case, the Earn-Out Payment shall be zero.

(iii) The determination of the amount of the Earn-Out Payment shall be made by Parent, and written notice thereof together with a calculation of the amount of the Earn-Out Payment, setting forth the components thereof in reasonable detail shall be delivered to the Stockholder Representative (the “Earn-Out Notice”) no later than sixty (60) days following the completion of the Earn-Out Period.

(iv) If the Stockholder Representative disagrees with Parent’s determination of the Earn-Out Payment as set forth in the Earn-Out Notice, the Stockholder Representative shall notify Parent in writing of such disagreement within twenty (20) days after delivery of such Earn-Out Notice, which notice shall describe the nature of any such disagreement in reasonable detail and Parent will provide Stockholder Representative with access during regular business hours to books, records, documents and schedules reasonably necessary to determine if such a disagreement exists. During the thirty (30) day period following any notice of disagreement delivered pursuant to the preceding sentence, Parent and the Stockholder Representative shall negotiate in good faith in order to attempt to resolve any such disagreement. If Parent and the Stockholder Representative are unable to resolve such disagreement within the thirty (30) day negotiations period, Parent shall provide the Accounting Arbitrator, which shall be jointly retained by the Stockholder Representative and Parent, with reasonable access to relevant books, records, documents, schedules and workpapers of Parent to the extent reasonably necessary to enable the Accounting Arbitrator to verify Parent’s determination of the Earn-Out Payment; provided, that access shall be provided at reasonable times upon reasonable prior notice to Parent and under reasonable circumstances; provided, further, that such access shall not unreasonably interfere with the business operations of Parent. If the Stockholder Representative fails to deliver such a notice of disagreement in such twenty (20) day period, the Stockholder Representative shall have waived its right to contest, and shall be deemed to have agreed to, the Earn-Out Notice at issue and the Earn-Out Payment amount shown thereon.

(v) The Accounting Arbitrator will only consider those issues and matters as to which Parent and the Stockholder Representative have disagreed and shall deliver to Parent and the Stockholder Representative, as promptly as practicable and in any event within sixty (60) Business Days after its appointment, a written report setting forth the resolution of any such disagreement without providing any details regarding the information reviewed by the Accounting Arbitrator. The determination of the Accounting Arbitrator shall be final and binding upon Parent and the Company Stockholders. Judgment may be entered upon the determination of the

Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Arbitrator incurred in the resolution of such disagreements shall be borne one-half by Parent and one-half by the Stockholder Representative on behalf of the Company Stockholders.

(vi) Parent acknowledges that the amounts provided for in this Section 1.7(d), if paid, comprise a significant portion of the purchase price. Notwithstanding the foregoing, and for the avoidance of doubt, each Company Stockholder and Participant acknowledges and agrees that the right to payment under this Section 1.7(d) is a contract right and not a security and shall not give rise to any rights or duties (including fiduciary duties), express or implied, other than those expressly set forth herein. Parent agrees that, for so long as the Key Employee is employed pursuant to the Herman Employment Agreement by Parent or one of its subsidiaries during the Earn-Out Period, such Key Employee shall be entitled to manage the day-to-day operations of the Business, subject to (i) the limitations contained in the Surviving Corporation’s certificate of incorporation and by-laws, this Agreement and the terms of the Herman Employment Agreement and (ii) oversight by the Chief Executive Officer of Parent and its board of directors consistent with standard corporate governance practices. In furtherance of the foregoing, Parent agrees, and the Company Stockholders acknowledge, that, subject to the foregoing, during the Earn-Out Period the Company shall be operated in the ordinary course of business consistent with the Company’s past practice, and any action by the Company or with respect to the Business that is outside the ordinary course of business consistent with the Company’s past practice shall not be taken without the prior written consent of the Chief Executive Officer of Parent and the Key Employee. In the event that the Key Employee is no longer employed by Parent, mutual agreement shall be evidenced by written consent of the Chief Executive Officer of Parent and a representative selected by the Chief Executive Officer of Parent, with such selection to be subject to the approval of the Stockholder Representative (which approval shall not be unreasonably withheld). During the Earn-Out, Period any actions that would result in (i) material changes to marketing expenditures by the Company, (ii) material changes to the pricing by the Company, (iii) incurrence by the Company of Indebtedness consisting of outstanding amounts under the Credit Facility in excess of an aggregate of $2,500,000 (to the extent that the Chief Executive Officer of Parent has not consented in writing) at any point in time, or (iv) the Company having cash and cash equivalents at any point in time (including any amounts that could be borrowed in compliance with the preceding clause) in an amount less than the amounts maintained prior to the Closing consistent with past practices and the Company’s annual business cycle, shall not be ordinary course of business consistent with past practice.

(vii) During the Earn-Out Period and upon completion of the Integration Plan, subject to the calculations of CAGR, if applicable based on such calculations and based on the thresholds set forth in Appendix 1, Parent shall pay the applicable Earn-Out Payment up to the maximum targets at the amounts and in the form of consideration as expressed in Appendix 1 pursuant to the terms and conditions on payment set forth hereunder.

(viii) An aggregate amount equal to the Earn-Out Payment, if any, less the Third Party Expenses allocable thereto as shown on the Spreadsheet, shall be paid (or issued, as the case may be) by Parent no later than sixty (60) days following the determination of the Earn-Out Payment, if any, pursuant to this Section 1.7, with such aggregate amount to be allocated among the Company Stockholders and the Participants in accordance with this Section 1.7, the Retention Bonus Plan and the Spreadsheet.

(ix) Within forty-five (45) days of the date Parent issues a press release with quarterly earnings for each fiscal quarter during the Earn-Out Period, Parent shall provide the Stockholder Representative with a report tracking the Company’s progress with respect to achieving the Earn-Out Amount, along with any other information reasonably requested by the Stockholder Representative.

(e) Prior to the Election Deadline, each Company Stockholder shall be entitled to decide whether to receive his, her or its applicable portion of the initial Two Million Seven Hundred Thousand Dollars ($2,700,000) of any Earn-Out Payment in cash (pursuant to a “Cash Election”) or in Parent Stock (pursuant to a “Stock Election”). Parent and the Company shall prepare a form of election (the “Form of Election”) in form and substance reasonably acceptable to Parent and the Company, which shall provide an option to make a Cash Election or a Stock Election. The Company shall mail the Form of Election with the Stockholder Consent to all Company Stockholders. The Form of Election shall be used by each Company Stockholder to make a Cash Election or a Stock Election. In the event that a Company Stockholder fails to make a Cash Election or a Stock Election with respect to the portion of any Earn-Out Payment payable to such holder by the Election Deadline, then such Company Stockholder shall be deemed to have made a Cash Election with respect to such portion of the Earn-Out Payment payable to such Company Stockholder. The Company shall use its commercially reasonable efforts to make the Form of Election available to all Company Stockholders during the period between the date of this Agreement and the Election Deadline. Any Company Stockholder’s election shall have been properly made only if the Company shall have received at its designated office by 5:00 p.m., Eastern time, on October 17, 2012 (the “Election Deadline”), a Form of Election properly completed and signed. Any Cash Election or Stock Election may be revoked by the Company Stockholder who submitted the applicable Form of Election by written notice received by the Company prior to the Election Deadline. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII. The determination of the Company shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this section and as to when Cash Elections, Stock Elections and revocations were received by the Company. Prior to the Closing, the Company shall also make all computations and revisions to the Spreadsheet in accordance with the final determination of all Cash Elections and Stock Election. The Company may, only with the written agreement of Parent, make any rules as are consistent with this Section 1.7 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections and Stock Elections.

1.8 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with the DGCL or under GBCC, if applicable (the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the

Total Closing Consideration or any Earn-Out Payment. Such Company Stockholders shall be entitled only to such rights as are granted by the DGCL or under GBCC, if applicable, to a holder of Dissenting Shares, unless and until such Company Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL or under GBCC, if applicable. All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL or under GBCC, if applicable, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Total Closing Consideration or any Earn-Out Payment, without any interest thereon and less any applicable Tax withholding, upon the surrender of the certificate representing such shares of Company Common Stock.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL or under GBCC, if applicable, and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL or under GBCC, if applicable. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.9 Surrender of Certificates.

(a) U.S. Bank National Association or any other institution selected by Parent and the Company may serve as the paying agent (the “Paying Agent”) for the Merger.

(b) Promptly following the Effective Time, but in no event later than five (5) Business Days thereafter, Parent shall make, or cause to be made, a wire transfer of immediately available funds to the Paying Agent, in an amount equal to the Total Closing Consideration (but not including the amounts paid in connection with the Closing pursuant to the Retention Bonus Plan, which will be paid by the Company directly as soon as practicable after Closing), and Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Escrow Amount”) will be placed in a non-interest-bearing escrow account with the Escrow Agent and held as the Escrow Fund, as may be decreased from time to time pursuant to Article VII hereof and distributed in accordance with the terms of this Agreement. The terms and conditions for the release or forfeiture of the amounts described in this Section are more particularly set forth in an escrow agreement which shall be executed and delivered by the Company, Parent, Stockholder Representative and the Escrow Agent at the Closing, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”). The fees and expenses of the Escrow Agent shall be borne as follows: $1,750.00 by Parent and the remaining fees and expenses shall be paid by the Stockholder Representative (on behalf of the Stockholders).

(c) Exchange Procedures. Subject to the conditions set forth in this Agreement:

(i) As soon as commercially practicable after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise deliver to each Company Stockholder a stockholder letter of transmittal in substantially the form attached hereto as Exhibit H (the

“Stockholder Letter of Transmittal”) to the address set forth opposite such Company Stockholder’s name on the Spreadsheet. After receipt of such Stockholder Letter of Transmittal and any other documents that Parent or the Paying Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), such Company Stockholder shall surrender the certificates representing his, her or its shares of the Company Common Stock (the “Company Stock Certificates”) to the Paying Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of the Company Stock Certificates and Exchange Documents, the holder of such Company Stock Certificates shall be entitled to receive from the Paying Agent, by wire transfer of immediately available funds, the cash constituting the portion of the Total Closing Consideration to which such Company Stockholder is entitled less any applicable Tax withholding. The Company Stock Certificates so surrendered shall be canceled. Until so surrendered, after the Effective Time, subject to appraisal rights under the DGCL, each Company Stock Certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Article I. No applicable portion of the Total Closing Consideration shall be paid to any Company Stockholder unless and until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate (or deliver an affidavit of loss in respect of such certificate in accordance with Section 1.9(g) hereof) and the Exchange Documents pursuant hereto. Notwithstanding the foregoing, to the extent that the stockholders identified on Schedule 6.2(k) have delivered their Exchange Documents and surrendered their Company Stock Certificates to Paying Agent in a form and manner acceptable to the Paying Agent at least two Business Days prior to the Closing, Parent shall use its commercially reasonable best effort to cause the Paying Agent to pay to such stockholders, by wire transfer of immediately available funds, the cash constituting the portion of the Total Closing Consideration to which such Company Stockholder is entitled less any applicable Tax withholding as soon as practicable.

(d) Transfer of Ownership. If the cash payment pursuant to Section 1.7 hereof is to be made to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange thereof, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Return of the Total Closing Consideration. Any portion of the Total Closing Consideration that remains unclaimed by Company Stockholders for six (6) months after the Effective Time shall be delivered to Parent. Any Company Stockholder that has not complied with Section 1.9(b) prior to the end of such six-month period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) but only as a general creditor thereof for payment of its claim for its portion of the Total Closing Consideration. Any portion of the Total Closing Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar law, shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. No interest shall be payable for the cash amounts delivered to Parent pursuant to this Section 1.9(e) that are subsequently delivered to the Company Stockholders.

(f) No Further Rights in the Company Capital Stock. The portion of the Total Closing Consideration and any Earn-Out Payment paid or payable in respect of the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Capital Stock, and there shall be no further registration of transfer on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I (subject to the exercise of appraisal rights under the DGCL).

(g) Lost Certificates and Option Agreements. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate or documents to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond, in such reasonable amount as the Paying Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Stock Certificate or documents, the Paying Agent or Parent, as applicable, shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the applicable portion of the Total Closing Consideration or Earn-Out Payment to which such Person is entitled pursuant to the provisions of this Article I.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of Parent, the Paying Agent, the Surviving Corporation or any other party hereto shall be liable to a former Company Stockholder for any amount paid to a public official pursuant to any abandoned property, escheat or similar law.

1.10 Withholding Taxes.

(a) Notwithstanding any other provision of this Agreement, the Company and, on its behalf, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement and to request and be provided any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(b) The parties make no representations or warranties to any Company Stockholders regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Stockholder of this Agreement, the Merger or any of the other transactions contemplated hereby.

1.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the officers and directors of the Surviving Corporation, Parent and Merger Sub are fully authorized to take, and will take, all such lawful and necessary actions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company to Parent on the date hereof (the “Disclosure Schedule”) (referencing the appropriate section and subsection numbers or disclosed in any other section, subsection or clause of the Disclosure Schedule, provided that, upon reading such disclosure, it is reasonably apparent on its face that the disclosure is responsive to such other section, subsection or clause of this Article II) that the statements contained in this Article II are true and correct as of the date hereof, and subject to the following sentence, as of the Closing Date (or, if made as of a specified date, as of such date). With respect to the representations and warranties of the Company made as of the Closing Date, the representations and warranties made in Section 2.9 shall not be deemed inaccurate as of the Closing Date to the extent that any such inaccuracy was caused by or attributable to, in each case from the date of this Agreement until the Closing, (i) Holiday Season Operations, or (ii) any action specifically consented to by Parent in writing pursuant to Section 4.1 hereof.

2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction listed in Section 2.1(a) of the Disclosure Schedule, which sets forth each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing materially necessary to the Company’s business as currently conducted, except jurisdictions in which failure to be so qualified or licensed has not had or would not reasonably be expected to have a Material Adverse Effect on the Company. Section 2.1(b) of the Disclosure Schedule lists each jurisdiction where the Company has, or has had in the last twelve (12) months, employees or leased property. The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents. Except as set forth on Section 2.1(b) of the Disclosure Schedule, the minutes of the Company Delivered to Parent contain complete and accurate records of all material actions taken by the stockholders, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company will be in the possession of the Company.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 31,000,000 shares of Company Common Stock, of which 358,659 shares are issued and outstanding, 0 shares are held in the treasury of the Company, and 3,470,860 shares are reserved for future issuance pursuant to outstanding Company Options as of the date hereof, (ii) 22,000,000 shares of Series 1 Preferred Stock, 21,012,071 of which are issued and outstanding as of the date hereof and (iii) 3,000,000 shares of Series 2 Preferred Stock, 1,839,831 of which are issued and outstanding as of the date hereof. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. As of the date hereof, the Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth on Section 2.2 of the Disclosure Schedule, which further sets forth for each such Person the number, class and series of shares held by such Person, the percentage held by such Person relative to each class or series of shares such Person owns and the total issued and outstanding shares of Company Capital Stock as of the date hereof, and the number of the applicable stock certificates representing such shares. There are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right, except as set forth in Section 2.2 of the Disclosure Schedule, which provides an accurate and complete description of the vesting schedule for such shares, whether any of such shares were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made, and each repurchase or redemption right held by the Company to which any such shares of Company Capital Stock are subject. Except as set forth on Section 2.2 of the Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth in this Section 2.2, the Company has no other capital stock authorized, issued or outstanding. The Spreadsheet and the calculations and distribution methodologies embodied therein have been approved by unanimous vote or written consent of the Board of Directors of the Company and the Requisite Stockholder Vote. The Spreadsheet and the calculations and distribution methodologies embodied therein conform in all respects with the provisions of the Charter Documents, including without limitation, the provisions of Article Fourth, Section 3, except as has been approved by the Board and the Requisite Stockholder Vote.

(b) Except as set forth on Section 2.2(b) of the Disclosure Schedule, all outstanding shares of Company Capital Stock, Company Options, and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance in all material respects with all applicable federal, state, local or foreign statutes, laws, rules or regulations, including federal securities laws and any applicable state securities or “blue sky” laws, and were issued or transferred in accordance with any right of first refusal or similar right or limitation applicable thereto, including those in the Charter Documents. Except as set forth on Section 2.2(b) of the Disclosure Schedule, the Company has not repurchased any Company Capital Stock, Company Options or Company Warrants since its inception.

(c) Except as set forth in Section 2.2(c) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person. As of the date hereof, the Company has reserved 5,175,177 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under stock option plans as set forth in Section 2.2(c) of the Disclosure Schedule (the “Stock Plans”), of which options to purchase 3,470,860 shares of Company Common Stock are outstanding as of the date of this Agreement. Section 2.2(c) of the Disclosure Schedule also accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name and domicile address of the holder of such Company Option; (ii) the type and number of shares of Company Capital Stock issuable upon the exercise of such Company Option; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule and vesting commencement date for such Company Option; (v) the number of vested and unvested shares of Company Capital Stock issuable upon the exercise of such Company Option; (vi) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vii) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. True and complete copies of all agreements and instruments relating to or issued under the Stock Plans have been Delivered to Parent, and such agreements and instruments have not been amended, modified or supplemented other than as provided in this Agreement. No Company Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Except as set forth in Section 2.2(c) of the Disclosure Schedule, neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (x) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Merger, in favor of any holder of Company Options; or (y) any additional benefits for any holder of Company Options.

(d) Except as set forth in Section 2.2(d) of the Disclosure Schedule and except with respect to the Company Options as set forth in Section 2.2(c) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. As a result of the Merger, upon the Effective Time, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(e) Except as set forth in Section 2.2(e) of the Disclosure Schedule and except as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or of which the Company has Knowledge and (ii) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Capital Stock.

2.3 Subsidiaries. The Company does not have and has not had since January 1, 2007 any subsidiaries or affiliated companies and does not otherwise own and has not owned since January 1, 2007 any shares of capital stock or any interest in or control of, and has no obligation to make any debt or equity investment in or contribution to, directly or indirectly, any other Person.

2.4 Authority and Enforceability.

(a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to obtaining the Requisite Stockholder Vote (as defined below), to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and other transactions by the Company contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required on the part of the Company to authorize this Agreement or any Related Agreements to which it is a party, the Merger or the other transactions contemplated hereby and thereby (other than, in the case of the consummation of the Merger, obtaining the Requisite Stockholder Vote and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. The vote required of the Company Stockholders to approve this Agreement, the Related Agreements, the Merger and the other transactions contemplated hereby and thereby is set forth in Section 2.4 of the Disclosure Schedule (such vote, the “Requisite Stockholder Vote”). This Agreement and each of the Related Agreements to which the Company is a party have been or will be duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held or by written consent, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL, Georgia Business Corporation Code (the “GBCC”) and the Charter Documents, (iii) directed that this Agreement and the Merger be submitted to the Company’s stockholders for their approval and adoption and (iv) resolved to recommend that the Company’s Stockholders vote in favor of the approval and adoption of this Agreement and the Merger.

2.5 Stockholder Consent. The Stockholder Consent, when executed and delivered, will satisfy all requirements for consents, votes or approvals by the holders of any classes or series of Company Capital Stock necessary to approve and adopt, and consummate, this Agreement, the Merger, and the transactions contemplated hereby.

2.6 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, (b) any Contract in any material respect to which the Company is a party or by which any of its properties or assets may be bound, (c) any judgment, order or decree applicable to the Company or any of its respective properties or assets (whether tangible or intangible) or (d) any law, statute, ordinance, rule or regulation in any material respect applicable to the Company or any of its respective properties or assets (whether tangible or intangible). Section 2.6 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Material Contracts as are required by the terms thereof in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration according to its terms after the Closing and by virtue of the Merger so as to preserve all rights of, and benefits to, the Company, under such Contracts from and after the Closing. Except as set forth on Section 2.6 of the Disclosure Schedule, no Material Contract will, by its terms after the Closing (i) limit the Company’s exercise of its material rights thereunder, or (ii) obligate the Company to pay any additional amounts or consideration (other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts), in each case, had the Merger and the other transactions contemplated by this Agreement not occurred.

2.7 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any Contract with the Company (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) the filing of a Certificate of Merger as provided in Section 1.2 hereof, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (c) such consents, waivers and approvals as are set forth in Section 2.6 of the Disclosure Schedule.

2.8 Financial Matters.

(a) Section 2.8 of the Disclosure Schedule sets forth (a) the Company’s audited balance sheet for the fiscal years ended March 31, 2012 (the “Balance Sheet Date”), March 31, 2011 and December 31, 2009 and the related audited statements of income, cash flow and stockholders’ equity for the periods then ended (the “Audited Financials”) and (b) the Company’s unaudited balance sheet as of July 31, 2012 (the “Current Balance Sheet”), and the related unaudited statements of income, cash flow and stockholders’ equity for the four (4) months then ended (the “Unaudited Financials” and together with the Audited Financials, the “Financials”). The Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, except that the Unaudited Financials do not contain the notes required by GAAP and are subject to normal and recurring year-end adjustments which are not, individually or in the aggregate, material.

(b) The Company maintains a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of audited financial statements in accordance with GAAP and to maintain accountability for assets, (ii) access to material assets is permitted only in accordance with management’s authorization, (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Section 2.8(b) of the Disclosure Schedule, the Company (including its respective personnel and its independent accountants who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company) has not identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (y) any fraud, whether or not material, that involves the management of the Company or any of their personnel or (z) any claim or allegation regarding any of the foregoing.

(c) Except as set forth in Section 2.8(c) of the Disclosure Schedule, the accounts receivable of the Company reflected in the Financials, and all accounts receivable arising subsequent to the Balance Sheet Date, (i) arose from bona fide transactions in the ordinary course of business consistent with past practice and (ii) are recorded in accordance with GAAP. The reserve set forth on the Current Balance Sheet against the accounts receivable for bad debts has been calculated in a manner consistent with GAAP and with the past practices of the Company. The notes and accounts receivable reflected on the Current Balance Sheet (net of allowances for doubtful accounts as reflected therein) are valid receivables and are not subject to any set-off or counterclaim. Since the Balance Sheet Date, the Company has collected its accounts receivable in the ordinary course of business consistent with past practices, and the Company has not accelerated any such collections. All accounts payable and accrued expenses of the Company arose in bona fide arm’s length transactions in the ordinary course of business consistent with past practices, and no such account payable or accrued expense is delinquent in its payment by more than thirty (30) days past the date that such payments are generally made pursuant to past practices. Since the Balance Sheet Date, the Company has paid their respective accounts payable in the ordinary course of business consistent with past practices, and the Company has not delayed any such payments.

(d) All of the inventory items of the Company are of a quality and quantity salable or usable, in each case, in the ordinary course of business as currently conducted or reasonably contemplated to be conducted at profit margins consistent with the Company’s experience in prior years. All inventory items reflect write downs to realizable values consistent with the Company’s past practice in the case of items which have become obsolete or unsalable (except at prices less than cost) through regular distribution channels in the ordinary course of business consistent with past practices. The values of the inventories stated in the Current Balance Sheet reflect the normal inventory valuation policies of the Company and were determined in accordance with GAAP and consistent with past practices. Since the Balance Sheet Date, no inventory items have been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with the Company’s experience in prior years.

(e) Since the date of the Current Balance Sheet, the Company has maintained cash and cash equivalents in an amount consistent with the amounts maintained prior to the such date in the ordinary course of business consistent with past practices and the Company’s annual business cycle. If the Company were to conduct the Business in the ordinary course in accordance with its current projections and business plan from Closing until the one (1) year anniversary of the Closing, the Company (i) would have sufficient working capital to operate the business of the Company as currently conducted or proposed to be conducted in the ordinary course of business consistent with past practice and (ii) would not require any additional cash, other than cash from its balance sheet or withdrawals from the Credit Facility in an amount not to exceed $2,500,000 in the aggregate at any time and in the ordinary course of business consistent with past practice.

(f) The Company is not the subject of any pending, or threatened insolvency proceedings of any character. The Company has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

2.9 No Undisclosed Liabilities, No Material Adverse Effect.

(a) The Company has no Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, on- or off-balance sheet, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, or (iii) have arisen since the date hereof and do not arise from a violation of Section 4.1 hereof. Except as set forth in Section 2.9 of the Disclosure Schedule, the Company has no outstanding Indebtedness.

(b) Since the Balance Sheet Date, there has not occurred a Material Adverse Effect with respect to the Company. Since the date of the Current Balance Sheet, as of the date hereof, the Company has not taken any action that, if taken after the date hereof, would require Parent’s consent under Section 4.1 except as otherwise set forth on Section 2.9(b) of the Disclosure Schedule.

2.10 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this

Section 2.10(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Tax Returns and Audits.

(i) The Company has (A) prepared and timely filed or extended all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or their respective operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law, (B) timely paid all Taxes they are required to pay (whether or not shown on any Return) and appropriately reserved on the Current Balance Sheet for all Taxes that are not yet due and payable (whether or not shown on any Return) that have accrued up to and including the Balance Sheet Date and (C) complied with all applicable information return or reporting requirements relating to their respective business operations and have no liabilities not reflected on the Current Balance Sheet concerning or attributable to such information returns or reporting requirements. The Company has not incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business. The amount of all Taxes of the Company relating or attributable to any Tax period or portion thereof through and including the Closing Date that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (such Taxes, the “Unpaid Pre-Closing Taxes”), including any employment or payroll taxes with respect to any bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent or the Company, will not exceed cash reserves established to pay such Liabilities as set forth on Schedule 2.10(b)(i). For this purpose, in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued up to and including the Closing Date for a period beginning before and ending after the Closing Date shall be deemed to be the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis. In the case of any Taxes that are imposed on a periodic basis for a period beginning before and ending after the Closing Date, the amount of such Taxes that have accrued up to and including the Closing Date shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

(ii) The Company has paid or withheld with respect to their respective Employees, stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act taxes, Federal Unemployment Tax Act taxes and other Taxes required to be paid or withheld, and have timely paid over any such Taxes to the appropriate authorities.

(iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination, and the Company has no Knowledge that any such action or proceeding is being contemplated. No adjustment relating to any Return filed by the Company has been proposed in writing by any Tax authority. There are no matters relating to Taxes under discussion between any Tax authority and the Company.

(v) The Company has Delivered to Parent copies of all Returns for the Company filed for all periods since January 1, 2008.

(vi) No claim has ever been made by a Tax authority that the Company is or may be subject to taxation by a jurisdiction in which it does not file Returns.

(vii) The Company has (A) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) other than a group the common parent of which was the Company, (B) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (C) no liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract, by operation of law or otherwise or (D) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(viii) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable. To the Company’s Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company.

(x) To its Knowledge, the Company has not engaged in a “reportable transaction,” as set forth in Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. law. The Company has not engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Treasury Regulation §1.6011-4(b)(2).

(xi) The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii) The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, or (D) a change in the method of accounting for a period ending prior to or (unless such change is requested by Parent after the Closing Date) including the Closing Date.

(xiii) The Company uses the accrual method of accounting for income Tax purposes.

(xiv) Section 2.10(b)(xiv) of the Disclosure Schedule sets forth the following information with respect to the Company: (A) the basis of the Company in its assets; (B) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; (C) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in Treasury Regulation §1.1502-13 or any similar provision of applicable law.

(xv) The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xvi) The Company is not subject to Tax in any country other than the United States by virtue of having a permanent establishment or other place of business in that country.

(c) Executive Compensation Tax. There is no Contract to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code. No payment or benefit which has been, will be or may be made with respect to any Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event (whether contingent or otherwise). There is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code. Section 2.10(c) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(d) 409A Compliance. Except as set forth in Section 2.10(d) of the Disclosure Schedule, the Company is not party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Company is not a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance with Section 409A of the Code. No stock option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code) or (iv) has failed to be properly accounted for in accordance with GAAP in the Financials.

2.11 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company owns no real property, nor has the Company ever owned any real property.

(b) Section 2.11(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. There is not, under any of such Lease Agreements, any existing material default (or event which with notice or lapse of time, or both, would constitute a material default), and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement.

(c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its Material Properties, free and clear of any Liens, except (i) Liens for Taxes not yet due and payable, and (ii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present or anticipated future use of the property subject thereto or affected thereby. “Material Properties” shall mean the tangible properties and assets, real, personal and mixed, used or held for use in and/or necessary for the conduct of the business of the Company as currently conducted with an individual value of more than $50,000 as set forth on Section 2.11(c) of the Disclosure Schedule.

(d) Section 2.11(d) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.12 Intellectual Property.

(a) Section 2.12(a) of the Disclosure Schedule sets forth a complete and accurate list separately identifying all Company Registered Intellectual Property (setting forth, for each item, the name of the owner of record, the applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable). To the Company’s Knowledge, the Company has complied in all material respects with all applicable laws and the requirements of all applicable Governmental Entities to maintain the Company Registered Intellectual Property in full force and effect, including payment of all required maintenance and renewal fees and the filing of all office actions when due to the relevant patent, copyright, trademark offices or agencies in the United States or foreign jurisdictions, as the case may be. To the Company’s Knowledge, the Company Registered Intellectual Property is valid and enforceable.

(b) Except as set forth in Section 2.12(b) of the Disclosure Schedule, each item of Company Intellectual Property is either (i) owned exclusively by the Company free and clear of any Liens or (ii) used by the Company pursuant to a written license. The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary to the conduct of the business of the Company as currently conducted and as proposed to be conducted, including the licensing, sale, distribution, development or other commercialization of any current Company Products. Except as set forth in Section 2.12(b) of the Disclosure Schedule, the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property rights that are or, as of the time of such transfer or exclusive license, were material to the Company to any other Person. Except as set forth in Section 2.12(b) of the Disclosure Schedule, the Company’s agreements (including any agreement for the performance of professional services by or on the behalf of the Company), do not confer upon any Person other than the Company any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered by them to any other Person in connection with such agreement.

(c) Section 2.12(c) of the Disclosure Schedule sets forth a complete accurate list of all contracts and licenses to which the Company is bound pursuant to which (i) the Company is granted a license or other right to use the Intellectual Property of a third Person (other than licenses for Shrink Wrap Code, intellectual property licenses in the Company’s standard form agreements which have been Delivered to Parent and Publicly Available Software), including in any Technology sold with, incorporated into, distributed in connection with or used in the development of any Company Product, and (ii) other than non-disclosure agreements and non-exclusive licenses with respect to Company Products granted to end users (in each case, pursuant to any agreement that has been entered into in the ordinary course of business consistent with past practice that does not materially differ in substance from the standard form agreements Delivered to Parent), the Company has granted, licensed or provided any Company Intellectual Property to third Persons (all such contracts and licenses set forth in Section 2.12(c) of the Disclosure Schedule collectively referred to as the “Company License Agreements”). Except as set forth in Section 2.12(c) of the Disclosure Schedule, to the Company’s Knowledge, there are no royalties, honoraria, fees or other payments payable by the Company to any third Person in connection with Company’s use of any Intellectual Property.

(d) Except as set forth in Section 2.12(d) of the Disclosure Schedule, all Owned Company Intellectual Property is, and after the Closing Date will be, fully transferable, alienable and licensable by the Surviving Corporation without restriction and without payment of any kind to any third Person, other than the payment of fees required to record the assignment of Company Registered Intellectual Property with a Governmental Entity, if applicable. Except as set forth in Section 2.12(d) of the Disclosure Schedule, no Company License Agreement will, by its terms after the Closing (i) limit the Company’s rights or impose any additional obligations on the Company thereunder, or (ii) obligate the Company to pay any additional amounts or consideration (other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Company License Agreement), in each case had the Merger and the other transactions contemplated by this Agreement not occurred. The Company is not obligated to provide any consideration (whether financial or otherwise) to any third Person, nor is any third Person otherwise entitled to any consideration, with respect to any exercise on or after the Closing Date of rights by the Company or the Surviving Corporation, as successor to the Company, in the Owned Company Intellectual Property.

(e) The operation of the business of the Company does not infringe or misappropriate any Intellectual Property rights of any Person, violate any right of any Person, including any right to privacy or publicity, or constitute unfair competition or trade practices under the applicable law of any jurisdiction. Except as set forth in Section 2.12(e) of the Disclosure Schedule, the Company has not received written notice from any Person (i) requesting that the Company take a license under the Intellectual Property Rights of a third Person, (ii) claiming that the operation of the business of the Company or any Company Product, including any Software related thereto, infringes or misappropriates any Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the applicable law of any jurisdiction, or (iii) alleging that the Company is in violation of applicable law. No Company Product or Owned Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Product or Owned Company Intellectual Property. The Company has not received any written notice from any Person (excluding office actions received from the applicable Governmental Entity in the ordinary course of seeking registrations for the Company Registered Intellectual Property) alleging any, and, to the Company’s Knowledge, there is no threatened, legal claim, action or proceeding challenging the validity, enforceability, ownership, scope, right to use or otherwise exploit, or effectiveness of, or otherwise contesting the right of the Company with respect to, any Owned Company Intellectual Property.

(f) To the Knowledge of the Company, no Person is infringing or misappropriating any Owned Company Intellectual Property. The Company has not sent any written notices to any third Persons alleging infringement, violation or any misappropriation of any Owned Company Intellectual Property.

(g) Except as set forth in Section 2.12(g) of the Disclosure Schedule, all current and, to the Company’s Knowledge, former employees, officers or directors of the Company, and independent contractors of the Company, in each case who have participated in the development or creation of any Company Intellectual Property, have executed written agreements with the Company substantially in the form Delivered to the Parent, assigning to the Company all right, title and interest in and to any and all work product, including all Intellectual Property Rights relating thereto, that is or has been devised, developed, created, authored or designed by such employee or independent contractor within the scope of his or her employment or engagement with the Company. To the Knowledge of the Company, no employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which he or she may be engaged or requires him or her to transfer, assign or disclose information concerning any such work product to any Person, other than the Company. Except as set forth in Section 2.12(g) of the Disclosure Schedule, no current or former employees, officers or directors of the Company own any Intellectual Property used or held for use by the Company. No employee of the Company has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company.

(h) Except as set forth in Section 2.12(h) of the Disclosure Schedule, the Company has not disclosed or delivered to any escrow agent or any other Person any of the Source Code relating to any Company Intellectual Property or Company Product, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure other than in the performances of services to the Company. Except as set forth in Section 2.12(h) of the Disclosure Schedule, no Person has any access or rights to any such Source Code. To the Company’s Knowledge, no circumstance or condition currently exists that, with or without notice or lapse of time or both, will, or would reasonably be expected to, result in the delivery or disclosure of any such Source Code to any Person who is not, as of the date of this Agreement, an employee of the Company.

(i) Except as set forth in Section 2.12(i) of the Disclosure Schedule, the Company has taken the following commercially reasonable measures to protect its ownership of, and rights in, all Owned Company Intellectual Property, including all confidential and proprietary information and trade secrets pertaining thereto: to the Company’s Knowledge, all current and former officers, employees, agents and independent contractors of the Company and all suppliers, customers, distributors and other Persons having access to trade secrets or proprietary information of the Company or any of their respective customers or business partners that are currently used in the business have executed and delivered to the Company a written agreement with terms requiring the protection, non-disclosure and limitation on use of such trade secrets or other proprietary information. To the Knowledge of the Company, there has been no material disclosure by any Person bound by such confidentiality obligations to any third Person of any trade secrets or other confidential information currently used in connection with the conduct of the business of the Company.

(j) The Company has taken commercially reasonable steps designed to ensure that all Software of the Company, including any such Software in Company Products, is free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Software or data or other Software of users (“Contaminants”), and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable in any material respect any of the internal computer systems, including hardware, software, databases and embedded control systems, of the Company. The Company uses commercially reasonable efforts to prevent the introduction of Contaminants into Company Products and the Technology used to deliver all Company Products.

(k) Section 2.12(k)(i) of the Disclosure Schedule sets forth all Software that, to the Company’s Knowledge, is distributed as Publicly Available Software that is currently (i) incorporated into any Company Product, (ii) distributed or otherwise hosted by the Company or any of its Subsidiaries for use by third Persons, or (iii) used in the development, testing or evaluation of any Company Product, as an internal development tool or otherwise. Except as set forth in Section 2.12(k)(ii) of the Disclosure Schedule, the Company is not currently using, distributing, modifying or hosting any Publicly Available Software that would require the Company, as a covenant or license condition of use, (A) to disclose or distribute any Software of the Company in source code form; (B) to license any such Software for the purpose of making derivative works; (C) to allow any such Software to be redistributed at no or minimal charge; or (D) to license, sell or otherwise make such Software available on terms that (1) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or other Software, or (2) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Software or other Software. With respect to any Publicly Available Software that is currently in any Company Product by the Company, the Company has been and is in compliance with all applicable license conditions and covenants with respect thereto.

(l) The Company has taken commercially reasonable steps to protect the information technology systems used in connection with the operation of the Company (“IT Systems”) from Contaminants. The IT Systems, as a whole, are adequate and satisfactory in all material respects for the conduct of the business of the Company as currently conducted. To the Company’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of the Company’s IT Systems, and the data and information which they store or process has not been corrupted in any discernible manner or accessed without the Company’s Knowledge.

(m) To the Knowledge of the Company, there is no governmental prohibition or restriction (i) on the use of any Owned Company Intellectual Property in any jurisdiction in which the Company currently conducts business or (ii) on the export or import of any such Owned Company Intellectual Property from or to any such jurisdiction, other than restrictions of general applicability or restrictions on prohibitions imposed as a matter of applicable law.

(n) Except as set forth in Section 2.12(n)(i) of the Disclosure Schedule, the Company has no written obligation to defend, hold harmless or indemnify any Person for or against any claim or action instituted or asserted by a third Person against such Person with respect to the infringement, violation or misappropriation of any Intellectual Property rights of a third Person, including as a result of any use, manufacture, sale, offer for sale or importation of any Company Product, except for agreements entered in the ordinary course of business consistent with past practice by the Company with their respective customers, resellers, technology partners or systems integrators to the extent that such agreements that do not materially differ from the form Delivered to Parent. Except as set forth in Section 2.12(n)(ii) of the Disclosure Schedule, the Company has not received any written notice from any of its customers, resellers, technology partners or systems integrators that any such party is exercising its rights with respect to the obligation to defend, hold harmless or indemnify any such party.

(o) Section 2.12(o) of the Disclosure Schedule identifies all categories of Personally Identifiable Information collected by the Company through Internet websites owned, maintained or operated by the Company (“Company Sites”) or through any services provided to customers of the Company (“Company Services”). “Personally Identifiable Information” shall mean any information that alone or in combination with other information held by the Company can be used to specifically identify a Person. The Company has complied with all applicable laws, contractual and fiduciary obligations, and its privacy policies and third party privacy policies which the Company has been contractually obligated to comply with relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company in any manner or maintained or by third parties having authorized access to such information and (iii) marketing, including concerning the transmission of commercial emails, text messages and other marketing materials and offers. The Company has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of Personally Identifiable Information.

2.13 Material Contracts.

(a) Except as set forth in Section 2.13 of the Disclosure Schedule (specifying the appropriate paragraph), as of the date hereof the Company is not a party to, or has not or may not acquire any obligations, rights or benefits under:

(i) any Contract that would restrict the ability of the Company or any of its affiliates (including, after the Closing Date, Parent or any of its affiliates) to conduct or compete with any line of business or operations or beneficially own any assets, properties or rights, anywhere at any time;

(ii) any employment, contractor or consulting Contract with an employee, consultant, contractor or salesperson which requires compensation to be paid by the Company in an amount equal to or greater than $100,000 in the aggregate in a twelve (12) month period, or any Contract to grant any severance or termination pay to any employee, consultant, contractor or salesperson;

(iii) any Contract, including any stock option plan, stock appreciation rights plan, stock purchase plan or phantom stock plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any outstanding purchase, lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any of the Material Properties or any real property;

(v) any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $200,000 in the aggregate;

(vi) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(vii) any mortgage, indenture, guarantee, bond, loan or credit agreement, security agreement or other Contract relating to any Indebtedness;

(viii) any other Contract (including purchase orders) that involves the performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $50,000 individually or $200,000 in the aggregate or more and is not terminable by the Company without penalty or liability with thirty (30) days’ notice;

(ix) any dealer, royalty, distribution, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other Contract for distribution of the Company Products, Company Technology or services of the Company to the extent that such Contract not terminable by the Company without penalty or liability with thirty (30) days’ notice;

(x) any joint venture, partnership, strategic alliance or joint development arrangement;

(xi) any Contracts providing for indemnification, material liquidated damages or similar material penalties in the event of a breach;

(xii) any material nondisclosure, confidentiality or similar agreement or any powers of attorney executed on behalf of the Company;

(xiii) any Contract that as a result of the execution of this Agreement by the Company would require the Company to provide notice to another Person or take any other action not otherwise required under the terms of such Contract (in each case only to the extent that such notice or action would give rise to any material liability or the ability of the other party to such Contract to terminate such Contract without liability or penalty, or would give rise to any additional rights or obligations under such Contract, or creating or imposing any Liens on the assets or properties of the Company; or

(xiv) any Contract required to be disclosed pursuant to Section 2.12(c); or

(xv) any Contract between the Company and each of the customers and suppliers described on Section 2.23 of the Disclosure Schedule; or

(b) True and complete copies of each Contract required to be disclosed pursuant to Sections 2.2, 2.11, 2.12 and 2.13 (each, a “Material Contract” and collectively, the “Material Contracts”) have been Delivered to Parent.

(c) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, and, to the Company’s Knowledge, each other party thereto, enforceable against the Company, and, to the Company’s Knowledge, each other party thereto, in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is in material compliance with and has not materially breached, violated or defaulted under, or, to the Company’s Knowledge, received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party.

2.14 Interested Party Transactions.

(a) Except as set forth in Section 2.14 of the Disclosure Schedule, no current or former (within the last three years) officer or director of the Company, Key Stockholder, Key Employee or, to the Knowledge of the Company, any other Company Stockholder or any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person that furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party or by which any properties or assets of the Company are bound or has any right or claim against the Company or any of its respective assets; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.14.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into on or after the inception of the Company have been on an arms length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

2.15 Company Authorizations. Section 2.15 of the Disclosure Schedule sets forth each governmental or regulatory consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of their respective properties, or (b) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect in all material respects and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties, rights or assets.

2.16 Litigation. There is no action, suit, claim, litigation, arbitration or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its respective properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such), nor to the Knowledge of the Company, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. In the past five (5) years, there has been no action, suit, claim, litigation, arbitration or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its respective properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such). There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of their respective properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such) by or before any Governmental Entity, nor to the Knowledge of the Company are there any presently existing facts or circumstances that would constitute a reasonable basis therefor.

2.17 Environmental Matters.

(a) Except as set forth in Section 2.17 of the Disclosure Schedule, no amount of any substance that has been designated by any applicable Governmental Entity or by applicable federal, foreign, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”) is present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased (excluding office and janitorial supplies properly and safely maintained).

(b) Except as set forth in Section 2.17 of the Disclosure Schedule, the Company does not have, and is not required to have any environmental approvals, permits, licenses, clearances or consents in connection with its business or facilities. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of or relating to the Hazardous Materials Activities of the Company or any third party. To the Knowledge of the Company, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.18 Brokers’ and Finders’ Fees. Except for Madison Park Group (the “Advisor”), the Company has not incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. The Company has Delivered to Parent a complete and correct copy of all agreements between the Company and the Advisor pursuant to which the Advisor would be entitled to any payment in relation to the Merger or the transactions contemplated by this Agreement.

2.19 Employee Benefit Plans and Compensation.

(a) Schedule. Section 2.19(a) of the Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice or Contract providing for employment, compensation, incentive or deferred compensation, severance, relocation, retention or change in control compensation or benefits, termination pay, retirement pay, profit-sharing, performance awards, stock or stock-related awards, vacation, medical, health and welfare, disability, death or fringe benefits or other benefits, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is or has been maintained, contributed to, or required to be contributed to by the Company or any affiliate within the meaning of Section 414(b), (c), (m), or (o) of the Code (“ERISA Affiliate”) or with respect to which the Company or any ERISA Affiliate has or may have any Liability (the “Company Employee Plans”). The Company has no written or unwritten commitment to establish any new, or modify any existing Company Employee Plan.

(b) Documents. The Company has Delivered to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable law with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (vii) all correspondence to or from any applicable Governmental Entity relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) model COBRA forms and related notices, (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (xi) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan.

(c) Compliance. The Company has performed all material obligations required to be performed by it under, is not in default or violation of, and, as of the date hereof, the Company does not have any Knowledge of any material default or violation by any other party to, any

Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the date of such letter that has or is reasonably likely to affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by any Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits, other than as required by law.

(e) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or has incurred or reasonably expects to incur any material Liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or the penalty, excise Tax or joint and several liability provisions of the Code, whether contingent or otherwise.

(f) No Self Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute and except for continuation of coverage through the month of termination if required pursuant to such Company Employee Plan, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

(i) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state law applicable to its Employees or compliance with those provisions has been delegated to a third-party administrator, and the Company is not aware of any non-compliance by such administrator. The Company has no material unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) International Employee Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any International Employee Plan.

(k) Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, judgments or arbitration awards of any court, arbitrator or any Governmental Entity, extension orders and binding customs respecting labor and employment, including laws relating to employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate (each, an “Employee”): (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or, to the Company’s Knowledge, threatened against the Company or any of its Employees relating to any Employee or Company Employee Plan. Except as set forth on Section 2.19(k) of the Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened claims or actions against Company or any Company trustee under any worker’s compensation policy or long term disability policy as of the date hereof. The services provided by the Company’s Employees are terminable at the will of the Company and any such termination would result in no liability to the Company. Section 2.19(k) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company has no liability with respect to any misclassification of (a) any Person or Employee as an independent contractor rather than as an employee; (b) any Employee leased from another employer; or (c) any Employee currently or formerly classified as exempt from overtime wages.

(l) The Company is not a party to any collective bargaining agreements, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company. No collective bargaining agreement is being negotiated by the Company. The Company does not have any Knowledge of any strikes, labor disputes, concerted refusal to work overtime, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

(m) The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Administration and Retraining Notification Act (“WARN”) or similar state or local law, issued any notification of a plant closing or mass layoff required by WARN or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN or any similar state or local law.

(n) Section 2.19(n) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, and all other remuneration payable and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee, (vii) accrued sick days for current calendar year, (viii) relevant prior notice period required in the event of termination, (ix) eligibility to Company car or travel expenses, (x) any severance or termination payment (in cash or otherwise) to which any employee could be entitled, (xi) average over-time payments per month during the preceding twelve-month period, (xii) whether there was a background check conducted on the employee, and (xiii) whether there was a pre-employment or other drug test conducted on the employee. To the Knowledge of the Company, no employee listed on Section 2.19(n) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(o) Section 2.19(o) of the Disclosure Schedule contains (i) an accurate and complete list, as of the date hereof, of all current, and, to the Company’s Knowledge, former independent contractors, and Persons that have or have had a material consulting or advisory relationship with the Company or a relationship involving Company Intellectual Property and,

(ii) for current independent contractors, (1) the location at which such independent contractors, consultants and advisors have been or are providing services; (2) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants and advisors; and (iii) the start and termination date of any agreement binding any Person that currently has a consulting or advisory relationship with the Company. Except as set forth in Section 2.19(o) of the Disclosure Schedule, all such independent contractors, consultants and advisors have entered into the form of independent contractor agreement of the Company Delivered to Parent.

2.20 Insurance. Section 2.20 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has Knowledge will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim for which its total value (inclusive of defense expenses) the Company expects to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past three years and remain in full force and effect. The Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.21 Compliance with Laws. The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any written notice of suspected, potential or actual violation in any material respect relating to, any foreign, federal, state or local statute, law or regulation. The Company is not subject to any outstanding order, writ, injunction or decree of any Governmental Entity.

2.22 Certain Business Practices. Neither the Company, its Affiliates nor any of its officers, employees, security holders, agents or representatives, nor any other Person acting for or on behalf of such Person, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment in violation of any applicable law to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured by the Company or, with respect to its business, or, to the Knowledge of the Company, by any other Person, (ii) to pay for favorable treatment for its business or Contracts secured by the Company or, to the Knowledge of the Company, by any other Person, or (iii) to obtain special concessions or for special concessions already obtained by the Company, or (b) established or maintained any material fund or asset for the benefit of the Company that has not been recorded in the books or records of the Company.

2.23 Customers, Suppliers. Section 2.23 of the Disclosure Schedule lists the fifteen (15) largest customers and ten (10) largest suppliers (by dollar volume) of the Company in terms of sales or purchases for the twelve (12) months ended March 31, 2012 and the five (5) months ended

August 31, 2012 and the aggregate sales to or purchases by quarter from each such customer or supplier for each of (a) the twelve (12) months ended March 31, 2012, (b) the three (3) months ended June 30, 2012 and (c) the month ended July 31, 2012. Except as set forth in Section 2.23 of the Disclosure Schedule, none of such customers or suppliers has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage, supply or purchase of the services or products of the Company. Except as set forth in Section 2.23 of the Disclosure Schedule, no such customer or supplier has, to the Knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, supply, purchase or distribution of the services or products of the Company.

2.24 Warranties; Products. Each of the Company Products sold or licensed by the Company meet, and at all times have met, in all material respects, all standards for quality and workmanship prescribed by applicable law or applicable Contracts. Except as described on Section 2.24 of the Disclosure Schedule, no claims have been made or are, to the Knowledge of the Company, threatened, under the warranties of the Company Products. There are (i) no inherent design defects or systemic or chronic problems in any of the Company’s products, and (ii) no liabilities for warranty or other claims or returns with respect to any of the Company’s product relating to any such defects or problems other than those reflected in the Financials. The Company has not received in the last five (5) years written notice of any claim of personal injury, death or property damage, or any claim for injunctive relief, in connection with any product manufactured or sold by the Company. None of such products has been the subject of any recall campaign mandated by any Governmental Entity.

2.25 List of Accounts. Section 2.25 of the Disclosure Schedule lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company), in each case listing the type of account, the account number therefore, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.

2.26 Representations Complete. None of the representations or warranties made by the Company in this Agreement (as modified by the Disclosure Schedule), and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such date):

3.1 Organization, Power, Standing. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

3.2 Due Authorization. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement and any Related Agreements to which each of Parent and Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 No Conflict. The execution and delivery by Parent or Merger Sub of this Agreement and any Related Agreement to which Parent or Merger Sub is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the organizational documents of Parent or Merger Sub (b) any Contract to which the Company is a party or by which any of its properties or assets may be bound, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent and Merger Sub or any of its respective properties or assets (whether tangible or intangible), in each case, that would prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

3.4 Parent Stock. The shares of Parent Stock to be issued as Stock Earn-Out Amount, if earned, will be duly authorized, validly issued, fully paid and non assessable at the time of such issuance.

3.5 Litigation. There is no action, suit, claim, litigation, arbitration or proceeding of any nature pending, or to the Knowledge of Parent or Merger Sub, threatened, against Parent or Merger Sub, its respective properties (tangible or intangible) or any of Parent’s or Merger Sub’s officers or directors (in their capacities as such), nor to the Knowledge of Parent or Merger Sub, are there any presently existing facts or circumstances that would constitute a reasonable basis therefore, that would prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect on Parent.

3.6 Cash Resources. Parent has and will have sufficient cash resources to satisfy in full, at and after the Closing, its obligations under this Agreement and Merger-Related Agreements.

3.7 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent or Merger Sub.

3.8 Interim Operations of Merger Sub. All of the issued and outstanding shares of capital stock of Merger Sub are owned by Parent as of the date hereof and will, as of the Closing Date, be owned by Parent. All of the issued and outstanding shares of capital stock of Merger Sub have been, and as of the Effective Time will be, duly authorized and validly issued and are, and as of the Effective Time will be, fully paid and non-assessable and free of preemptive or other similar rights. Merger Sub has not conducted any business prior to the date hereof and has, prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or as provided by this Agreement.

3.9 Material Relationships. With respect to the customers of the Company listed on Section 2.23 of the Disclosure Schedule, (i) Parent is not presently engaged in a material dispute with any such customer, and (ii) to Parent’s Knowledge, no such customer intends to discontinue its relationship with the Company or otherwise take any action permitted by its Contract, in either case through the conclusion of the Earn-Out Period, that would be materially adverse to the Go Forward Business (including without limitation the Company’s ability to earn the Earn-Out Payment) by virtue or because of the Merger.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business of the Company.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees to operate the business of the Company in the ordinary course of business consistent with past practices (which for all purposes under this Section 4.1, shall include Holiday Season Operations), except (i) as specifically disclosed in Section 4.1 of the Disclosure Schedule, (ii) with the prior written consent of Parent or (iii) as specifically contemplated by this Agreement. Without limiting the generality of the foregoing, the Company agrees to pay indebtedness for borrowed money and Taxes of the Company in the ordinary course of business when due (subject to the right of Parent to review and approve any Returns filed on or prior to the Closing Date), to use commercially reasonable efforts to pay or perform other obligations when due, and, to the extent consistent therewith, to preserve intact the present business organizations of the Company, to keep available the services of the present officers and Employees of the Company, to preserve the Company’s assets and technology and to preserve the relationships of the Company with customers, suppliers, distributors, partners, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Closing, except (i) as specifically disclosed in Section 4.1 of the Disclosure Schedule, (ii) with the prior written consent of Parent or (iii) as specifically contemplated by this Agreement. The Company shall promptly notify Parent of any material event involving the Company that arises during the period commencing with the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing.

(b) During the period commencing with the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in clauses (i) through (iii) of Section 4.1(a) or in Section 4.1(b) of the Disclosure Schedule, the Company shall not:

(i) amend its Charter Documents;

(ii) issue, sell or grant any capital stock or other equity or equity-related interest (except for issuances of Company Common Stock pursuant to exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with the terms thereof);

(iii) issue, sell or grant, or authorize or propose the issuance, sale or grant of any options, warrants, call rights, convertible securities, commitments or agreements of any character, written or oral, to issue, deliver, sell, or cause to be issued, delivered or sold, any capital stock or other equity interest;

(iv) declare, set aside or pay any dividend or any other distribution payable in cash, stock or property or redeem, purchase or otherwise acquire directly or indirectly any shares of Company Capital Stock or split, combine or reclassify any shares of Company Capital Stock;

(v) (A) prior to November 1, 2012, make any expenditure or enter into any commitment or transaction (1) with respect to shipping or inventory, exceeding $100,000 individually or $700,000 in the aggregate and (2) with respect to all other items, exceeding $50,000 individually or $500,000 in the aggregate and (B) on or after November 1, 2012, make any expenditure or enter into any commitment or transaction (1) with respect to shipping or inventory, exceeding $250,000 individually or $1,000,000 in the aggregate and (2) with respect to all other items, exceeding $100,000 individually or $700,000 in the aggregate;

(vi) terminate or extend, or materially amend, waive, modify, or violate the terms of, any Contract disclosed (or required to be disclosed) on the Disclosure Schedule (or agree to do so), or enter into any Contract which would have been required to have been disclosed in Section 2.13 of the Disclosure Schedule had such Contract been entered into prior to the date hereof;

(vii) (A) transfer or license to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person (other than non-exclusive agreements to license or provide Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Company’s standard form agreements), (B) buy or license any Intellectual Property rights or enter into any agreement with respect to the Intellectual Property rights of any Person (other than non-exclusive end user license agreements entered into in the ordinary course of business consistent with past practices), (C) enter into any agreement with respect to the development of any Intellectual Property rights with a third party (other than consulting agreements that do not materially differ in substance from the Company’s form consulting proprietary information agreement form), or (D) terminate, fail to renew, abandon, cancel, let lapse, or fail to continue to prosecute or defend any Company Intellectual Property;

(viii) enter into any new, or amend, terminate, renew or fail to maintain any existing, employment, severance, consulting or salary continuation agreements, Company Employee Plan or any other plan, agreement or arrangement that would be a Company Employee Plan if in effect as of the date hereof, with or for the benefit of any Employee, or hire any employee (other than in connection with Holiday Season Operations);

(ix) grant any increases in the compensation, perquisites or benefits (whether through the payment of, or agreement to pay, bonus amounts or otherwise) to any Employee except payments made pursuant to standard written agreements outstanding as of the date hereof and disclosed in Section 4.1(b)(ix) of the Disclosure Schedule;

(x) except as otherwise permitted pursuant to Section 4.1(b)(v), create any new liabilities of any kind exceeding $25,000 individually or $100,000 in the aggregate, other than (i) as required to consummate the Merger (including Third Party Expenses) and as expressly contemplated by this Agreement and (ii) employee expense obligations arising in the ordinary course of business, consistent with past practice;

(xi) except as otherwise permitted pursuant to Section 4.1(b)(v), acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any Person or otherwise acquire any material assets;

(xii) enter into any Contract to purchase or sell any interest in real property or grant any security interest in real property;

(xiii) incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any Indebtedness or other obligations of others, or create or permit any Lien over any of its assets other than pursuant to the Credit Facility in the ordinary course of business consistent with past practices;

(xiv) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, of the Company, except pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(xv) hire, offer to hire or terminate any Employees, other than in the ordinary course of business (which includes Holiday Season Operations), or encourage any Employees to resign from the Company;

(xvi) adopt, amend or fail to maintain any Company Employee Plan, enter into any employment Contract, pay or agree to pay any special bonus or special remuneration to any director or Employee of or consultant to the Company, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees or consultants except payments made pursuant to this Agreement or standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(xvii) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(xviii) except as otherwise expressly permitted pursuant to Section 4.1(b), engage in or enter into any material transaction or commitment, or relinquish any material right outside the ordinary course of business consistent with past practice;

(xix) initiate or settle any litigation;

(xx) pay, discharge or satisfy, in an amount in excess of $25,000 in any one case, or $100,000 in the aggregate, any claim, liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against (and/or paid after the date hereof) in the Current Balance Sheet;

(xxi) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any Return (including any amended Return) unless such Return has been delivered to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

(xxii) adopt or change the Company’s accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices;

(xxiii) take any action that would result in any of the conditions to the Closing set forth in Article VI not being satisfied or that would delay their satisfaction; or

(xxiv) offer to discuss entering into, negotiate entering into, authorize the entrance into, or enter into any Contract to do any of the foregoing.

4.2 No Solicitation.

(a) Until the earlier of (i) the Closing or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not, and the Company shall not authorize or permit any of its officers, directors, members, employees, stockholders, equityholders, agents, advisors, consultants, representatives or affiliates (each, a “Company Representative”) to, directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (A) solicit, initiate, participate in or knowingly encourage any negotiations or discussions with respect to any inquiry, offer or proposal to acquire all or any portion of the business, properties, equity interests in or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding but excluding the exercise of currently outstanding options or warrants), whether by merger, purchase of assets, purchase or issuance of shares or rights to acquire shares, tender offer, or otherwise (a “Competing Transaction”), or effect any such transaction, (B) disclose any information to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to the Company’s properties, technologies, books or records, other than in the ordinary course of business in connection with ongoing commercial transactions, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement or understanding (whether binding or non-binding, written or oral) with any Person relating to, engaging in or consummating a Competing Transaction. The Company has terminated any and all discussions relating to a Competing Transaction (other than discussions with Parent). In the event that the Company or any Company Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 8.1 hereof, any inquiry, offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company shall, and shall cause such Company Representative to, immediately (x) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such inquiry, offer, proposal, or request and (y) promptly notify Parent thereof, and furnish to Parent any information it may reasonably request, including information as to the identity of the Person making any such inquiry, offer or proposal and the specific terms of such inquiry, offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request, including a copy thereof or a summary of the principal terms of any such inquiry, offer or proposal that is not in writing and all written documentation relating thereto.

(b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Company Representative shall be deemed to be a breach of this Agreement by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Notices.

(a) The Company shall use its reasonable best efforts to secure, immediately after the execution and delivery of this Agreement (but no later than six (6) hours thereafter), the delivery of the Stockholder Consent, which shall constitute all requisite approvals by any holders of Company Capital Stock of this Agreement, the Merger, the establishment of the Escrow Amount, the appointment of the Stockholder Representative and the other transactions contemplated hereby.

(b) Promptly after the date of the Stockholder Consent, but in no event prior to the public announcement by Parent of the execution and delivery of this Agreement, the Company shall deliver notice to all holders of the Company Capital Stock of the approval by the requisite number of holders of Company Capital Stock of this Agreement, the Merger, the establishment of the Escrow Amount, the appointment of the Stockholder Representative and the other transactions contemplated hereby, pursuant to and in accordance with the applicable provisions of the DGCL, including Section 228(e), and the Charter Documents (the “Stockholder Notices”).

(c) Promptly after the date of the Stockholder Consent, but in no event prior to the public announcement by Parent of the execution and delivery of this Agreement, the Company shall provide to each holder of Company Capital Stock whose consent was not obtained a copy of the notice required pursuant to Section 262 of the DGCL informing such holder that appraisal rights are available for his, her or its shares of Company Capital Stock pursuant to Section 262 of the DGCL along with such other information as required by Section 262 of the DGCL and applicable law (the “Section 262 Notice”).

(d) The Stockholder Notices and the Section 262 Notice, including any amendments or supplements thereto, shall be subject to review and approval by Parent; provided that Parent’s review and approval shall not unduly delay Company’s ability to comply with this Section 5.1.

(e) Each party shall provide to the other any information for inclusion in the preparation of the Stockholder Consent, the Stockholder Notices or Section 262 Notices that may be required by law and that is reasonably requested by any other party.

5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Closing to (a) all of the properties, books, contracts, commitments and records of the Company, including all Company Intellectual Property used by the Company (including access to design processes and methodologies and all source code) and financial, tax and accounting records and information (including the work papers of the Company’s independent accounts), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (c) all members of the Company’s management as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon request and all financial, operating and other data and information as Merger Sub and its Representatives shall reasonably request including, without limitation, for the purpose of complying with the obligations of Merger Sub and Parent under applicable securities laws and financial reporting requirements. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent.

5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby (the “Confidential Information”), shall be governed by the terms of the Reciprocal Confidentiality Agreement effective as of _March 14, 2011 (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained during the course of due diligence and negotiation of this Agreement and the Related Agreements could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in Parent’s common stock in violation of applicable securities laws; provided, however, that the foregoing restriction shall not be deemed to prevent Company Stockholders from communicating the details of this Agreement or the transactions contemplated hereby to their respective current and potential investors who are subject to confidentiality agreements or obligations with respect to such information.

5.4 Public Disclosure. The Company shall not (nor will it permit any Company Representative to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof) without the written consent of Parent; provided, however, that the foregoing restriction shall not be deemed to prevent Company Stockholders from communicating the details of this Agreement or the transactions contemplated hereby to their respective current and potential investors who are subject to confidentiality agreements or obligations with respect to such information.

5.5 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall be required to agree (and the Company shall not agree without the prior written consent of Parent) to (a) any license, sale, franchise, divestiture or other disposition or hold separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its business locations, business lines, businesses, assets, categories of assets, or properties, its subsidiaries or affiliates, (b) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, (c) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”), (d) other than as contemplated by the Merger or to the extent that such actions are, individually or in the aggregate, of a de minimis nature, (i) terminate any existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (ii) terminate any venture or other arrangement; (iii) create any new relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (iv) effectuate any other change or restructuring of the Company or Parent or their respective Subsidiaries. Nothing herein shall require Parent or permit the Company (without the prior written consent of Parent) to litigate with any Governmental Entity. Nothing in this Agreement shall require Parent or permit the Company (without the prior written consent of Parent) to pay any consideration or agree to any modifications of existing Contracts or entry into new Contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents, approvals from Governmental Entities or other Persons in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

5.6 Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other party of: (a) the occurrence of any event that is likely to cause any representation or warranty of the Company or Parent (after giving effect to the disclosure contained in the Disclosure Schedules), as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice or the making of any disclosure pursuant to this Section 5.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant; provided further, however, that the Company’s unintentional failure to give notice under this Section 5.6 shall not be deemed to be a breach of covenant under this Section 5.6, but instead shall constitute only a breach of the underlying representation or warranty or covenant, condition or agreement, as the case may be.

5.7 Expenses; Payments at Closing. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, any of the Related Agreements, the Merger or any of the other transactions contemplated hereby or thereby or, to the extent such fees or expenses are incurred before the Closing, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation or effectuation of the terms and conditions of this Agreement, any Related Agreement, or the transactions contemplated hereby or by any Related Agreement, including any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission, change of control obligations or any similar charge, in connection therewith (all of the foregoing fees and expenses, whether or not yet due and payable, “Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided, further, that the Third Party Expenses of the Company shall include any Change of Control Payments and the Stockholder Representative Fund Amount; and provided, further, that in all events, amounts payable by the Company in respect of Item 1 on Schedule 7.2(a)(xi) shall not be treated as a Third Party Expense for any purpose of this Agreement. The Company shall provide Parent with a draft statement of the Third Party Expenses of the Company showing detail of all unpaid Third Party Expenses incurred or expected to be incurred by the Company (including any Third Party Expenses anticipated to be incurred after the Closing) not less than six (6) Business Days prior to the Closing Date in form reasonably satisfactory to Parent and shall deliver to Parent (a) a final statement not less than one (1) Business Day prior to the Closing Date in form reasonably satisfactory to Parent and certified as true and correct as of the Closing Date by an officer of the Company (the “Statement of Expenses”) and (b) a Payoff Letter from Madison Park Group for the Third Party Expenses owed to such party. The Statement of Expenses shall also detail all paid Third Party Expenses to the extent relating to this Agreement and the transactions contemplated hereby. At the Closing, Parent shall cause to be made by wire transfer of immediately available funds the payments referenced in the Statement of Expenses and such Payoff Letters on the Closing Date in order to discharge the Third Party Expenses of the Company covered thereby in their entireties. Any liabilities of any kind on the part of the Company that arise in connection with the performance by the Company relating to the receipt of Consents or sending of Notices shall be included in the calculation of Third Party Expenses of the Company.

5.8 Intentionally Omitted.

5.9 280G Stockholder Approval.

(a) Promptly following the execution of this Agreement, but in no event later than three (3) Business Days after the date hereof, the Company shall use all reasonable best efforts to obtain and deliver to Parent a waiver agreement, substantially in the form attached hereto as Exhibit A (a “280G Waiver”), from each Person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the solicitation of the requisite Company Stockholder approval described in Section 5.9(b), and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, unless the requisite Company Stockholder approval of such parachute payments is obtained pursuant to Section 5.9(b).

(b) Promptly following the delivery by the Company to Parent of each 280G Waiver described in Section 5.9(a) (or written notice to Parent that certain “disqualified individuals” described in Section 5.9(a) have elected not to deliver such 280G Waiver), but in no event prior to the public announcement by Parent of the execution and delivery of this Agreement, the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a 280G Waiver and that Parent determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”) or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the date of this Agreement.

5.10 Equity Awards.

(a) Unvested Company Options Awards. The Company may exercise any discretion to accelerate the vesting of any outstanding Company Option as a result of the transactions contemplated by this Agreement, subject to the prior review and approval of Parent.

(b) Vested Company Options. Before the Closing Date, the Company shall take all such actions as are necessary (including, to the extent necessary, obtaining written consents or waivers from the vested Company Option holders) such that, immediately prior to the Effective Time, each vested Company Option that is outstanding and unexercised shall be exercised or canceled as of the Effective Time.

(c) Company Warrants. Before the Closing Date, the Company shall take all actions as are necessary such that, immediately prior to the Effective Time, each Company Warrant has been either (i) exercised by the holder of such Company Warrant in full or (ii) to the extent not exercised in full, terminated or canceled as of immediately prior to the Closing, either pursuant to its terms or pursuant to an agreement with the holder thereof.

5.11 Kodak Accounts Receivable. If, at any time during the Earn-Out Period, Parent or the Company collects any accounts receivable from Kodak or its affiliates relating directly and solely to products and/or services rendered by the Company prior to January 19, 2012 on account of any claim submitted by the Company in connection with the Voluntary Petition filed by Eastman Kodak Company with the United States Bankruptcy Court Southern District of New York on or about the same date, then the amounts so collected shall be paid, promptly following Parent’s receipt thereof, to the former Company Stockholders who held Preferred Stock immediately prior to the Closing in accordance with their liquidation preferences as in effect immediately prior to the Closing, as set forth on the Spreadsheet.

5.12 Termination of Arrangements and Agreements.

(a) Except for this Agreement, the Related Agreements and those agreements set forth on Schedule 5.12(a), the Company shall terminate all Contracts between the Company, on the one hand, and one or more Interested Parties, on the other hand, on or prior to the Closing Date, in each case without any remaining liability of any kind to the Company or Parent as a result of or in connection with such termination or such Contract.

(b) The Company shall terminate all Contracts listed on Schedule 5.12(b) (the “Terminated Agreements”) on or prior to the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Closing, in each case without any remaining liability of any kind to the Company or Parent as a result of or in connection with such termination or such Contract.

(c) Parent shall not have any liability to the Company, any Company Stockholder or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations.

(d) Any liabilities of any kind on the part of the Company that arise in connection with the performance by the Company of this Section 5.12 shall be included in the calculation of Third Party Expenses of the Company, except to the extent released or fully satisfied by Closing without any further liability to the Company.

5.13 Tax Assistance and Other Tax Matters.

(a) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company that relate to or are attributable to the Pre-Closing Tax Period or the Straddle Period that are filed after the Closing Date. The Surviving Corporation shall permit the Stockholder Representative to review and comment on each such Return described in the preceding sentence prior to filing.

(b) The Stockholder Representative agrees to furnish or cause to be furnished to Parent and/or the Surviving Corporation at any time after the Closing Date, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company, as is reasonably requested for the filing of any Returns, for the preparation of any audit and for the prosecution or defense of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim.

(c) In order to apportion appropriately any Taxes related to a Straddle Period to the Pre-Closing Tax Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Taxing Authority to treat for all Tax purposes the Closing Date at the last day of the taxable year or period of the Company. In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the Pre-Closing Tax Period shall be: (A) in the case of Taxes that are imposed on a periodic basis (and not based on invoices, receipts, sales or payments), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (B) in the case of Taxes not described in (A) (such as taxes that are either (x) Income Taxes, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the taxable year or period ended and the books closed at the close of the Closing Date.

(d) The Company Stockholders (or the Stockholder Representative on behalf of the Company Stockholders) shall be responsible for paying 100% of all transfer, documentary, sales and use, registration, value-added, stamp or other similar Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement incurred in connection with this Agreement and the Transactions.

5.14 Proprietary Information and Inventions Assignment Agreements. The Company shall use commercially reasonable efforts to cause each current and former employee, contractor or consultant of the Company to have entered into and executed, and each person who becomes an employee, contractor or consultant of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a proprietary information agreement with the Company, in the applicable form Delivered to Parent and effective as of such Person’s first date of employment or service.

5.15 Continuing Employees. The Company shall use its commercially reasonable efforts to assist Parent in causing each of the Employees who is offered employment with Parent (excluding the Key Employee) to become a Continuing Employee, each of whom shall execute and deliver an employment offer letter and proprietary information and invention assignment agreement, each on Parent’s form, effective on the Closing Date.

5.16 Non-Continuing Employees and Termination of Consultants. Prior to the Effective Time, the Company shall provide a notice of termination of employment to each of the Non-Continuing Employees, and, unless instructed otherwise by Parent in writing, a notice of termination of the consulting relationship to each of the Company’s consultants. The Company shall use commercially reasonable efforts to obtain a valid general release of claims and separation agreement, in a form reasonably satisfactory to Parent, from each Non-Continuing Employee.

5.17 Repayment of Company Indebtedness. Prior to or concurrent with the Closing, the Company shall repay and extinguish any Indebtedness related to the Credit Facility in an amount exceeding $1,500,000 (unless the Closing occurs after November 1, 2012, in which case the foregoing permitted amount shall be automatically increased to $2,500,000) in the aggregate without any further liability to the Company or Parent, and, in the case of Indebtedness to be repaid and extinguished at the Closing, unless otherwise converted into Company Capital Stock prior to the Effective Time, shall deliver, at least five (5) Business Days prior to the Closing Date, executed final invoices or payoff letters in form and substance reasonably satisfactory to Parent (each, a “Payoff Letter”), as applicable, from each lender, creditor, noteholder or other counterparty to which such Indebtedness is owing (whether or not then due and payable), in each case (a) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions, (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Liens relating to such item and (c) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item. The Company shall arrange for delivery of all such UCC-3 termination statements and mortgage releases, if any, at the Closing. The Company shall provide Parent with a draft statement of the Indebtedness related to the Credit Facility not less than six (6) Business Days prior to the Closing Date in form reasonably satisfactory to Parent and shall deliver to Parent (a) a final statement not less than one (1) Business Day prior to the Closing Date in form reasonably satisfactory to Parent and certified as true and correct as of the Closing Date by an officer of the Company (the “Statement of Indebtedness” and the related certificate, the “Indebtedness Certificate”).

5.18 Equity Holding Information. The Company shall deliver to Parent, not less than six (6) Business Days prior to the Closing Date in form reasonably satisfactory to Parent a draft spreadsheet, which shall include the information set forth below, and shall deliver to Parent (with a copy to the Stockholder Representative) not less than one (1) Business Day prior to the Closing Date a final spreadsheet certified as complete, true and correct as of the Closing Date by an officer of the Company (the “Spreadsheet” and the related certificate, the “Spreadsheet Certificate”).

(a) With respect to each Company Stockholder, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, as applicable), (ii) the number, class and series of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) respective date(s) of acquisition of such shares, (v) the portion of the Total Closing Consideration to be paid to such Company Stockholder at the Closing in respect of such shares, (vi) the portion of the Total Closing Consideration placed in escrow on behalf of such Company Stockholder, (vii) such Company Stockholder’s Interim Escrow Indemnity Pro Rata Share expressed as a percentage and the portion of the Escrow Amount represented by such Interim Escrow Indemnity Pro Rata Share expressed as a Dollar amount, (viii) such Company Stockholder’s pro rata share of the Stockholder Representative Fund expressed as a percentage and the portion of the Stockholder Representative Fund represented by such pro rata share expressed as a Dollar amount, (viii) such Company Stockholder’s Interim Excess Indemnity Pro Rata Share expressed as a percentage, (ix) the portion of the Earn-Out Payment expressed as a percentage to be paid to such Company Stockholder upon final determination of any such Earn-Out Payment in respect of such shares, together with the accompanying Final Escrow Indemnity Pro Rata Share and Final Excess Indemnity Pro Rata Share, (x) any amount required to be withheld, (xi) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and, to the Knowledge of the Company, whether such election under Section 83(b) of the Code was timely made and (xii) such other relevant information that Parent or the Paying Agent may reasonably require;

(b) With respect to each holder of a Company Warrant, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, as applicable), (ii) the number of shares of Company Capital Stock underlying each Company Warrant held by such Person, (iii) the respective exercise price per share of such Company Warrant, (iv) the date of issuance of each Company Warrant, (v) the vesting arrangement of each Company Warrant, if any, (vi) the portion of the Total Closing Consideration to be paid to the holder at Closing, (vii) such holder’s Interim Escrow Indemnity Pro Rata Share, Interim Excess Indemnity Pro Rata Share, Final Escrow Indemnity Pro Rata Share and Final Excess Indemnity Pro Rata Share, each expressed as a percentage and the portion of the Escrow Amount represented by such Interim Escrow Indemnity Pro Rata Share expressed as a Dollar amount, and (viii) such other relevant information that Parent or the Paying Agent may reasonably require.

(c) With respect to each Participant, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, as applicable), (ii) the amount to be paid to such Participant at the Closing in respect of such Person’s award under the Retention Bonus Plan, (iii) the amount to be paid to such Participant at the end of the Earn-Out Period assuming all such amounts are earned, (iv) such Participant’s Interim Escrow Indemnity Pro Rata Share, Interim Excess Indemnity Pro Rata Share, Final Escrow Indemnity Pro Rata Share and Final Excess Indemnity Pro Rata Share, each expressed as a percentage and (v) such other relevant information that Parent or the Paying Agent may reasonably require.

Parent shall cause Paying Agent to distribute the Total Closing Consideration in accordance with the Spreadsheet, as revised by the Stockholder Representative as described in this Section 5.18, subject to and in accordance with the procedures set forth in Sections 1.9 and 1.10. Upon the Survival Date (as such term is defined in Section 7.1), and upon any payment from the Escrow Fund to a Parent Indemnified Party, the Stockholder Representative shall update the Spreadsheet to reflect the actual amounts distributable to the Company Stockholders from the Escrow Fund based on the Interim Escrow Indemnity Pro Rata Share for each Company Stockholder. Further, upon the final determination of the Earn-Out Amount, the Stockholder Representative shall update the Spreadsheet to reflect the actual cash amount and the shares of Parent Stock to be distributed or issued, as the case may be, to each Company Stockholder and Participant in fulfillment of the Earn-Out Payment, and the Interim Excess Indemnity Pro Rata Share, Final Escrow Indemnity Pro Rata Share and Final Excess Indemnity Pro Rata Share for each Company Stockholder and Participant. Prior to the Closing, the Company shall cause the Spreadsheet and the calculations and distribution methodologies embodied therein with respect to all payments to be made to Company Stockholders or Participants pursuant to this Agreement to conform in all respects with the provisions of the Charter Documents, including without limitation, the provisions of Article Fourth, Section 3, except as has been approved by the Board and the Requisite Stockholder Vote.

5.19 Indemnification of Company Officers and Directors.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation or its successor shall, and Parent shall cause the Surviving Corporation or its successor to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under applicable law, the Charter Documents as in effect on the date hereof or pursuant to the indemnification agreements listed in Schedule 5.19 attached hereto (the “Indemnification Schedule”) insofar as such indemnification provisions relate to the directors and officers of the Company set forth in the Indemnification Schedule (such directors and officers being herein called the “Company Indemnitees”). The rights of each Company Indemnitee shall be enforceable by each such Company Indemnitee or his or her heirs, personal representatives, successors or assigns. Notwithstanding the foregoing, the obligations of the Parent and the Surviving Corporation or its successor (i) shall be subject to any limitation imposed by applicable law and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement, nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor or Parent with respect with any Loss claimed by any of the Indemnified Parties against such Company Indemnitee in his or her capacity as a Company Stockholder pursuant to this Agreement or any Related Agreement. Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time; provided that the Surviving Corporation’s successor remains subject to the obligations set forth in this Section 5.19. The Company hereby represents to Parent that no claim for indemnification has been made by any director or officer of the Company, and, to the Knowledge of the Company, no basis exists for such claim for indemnification.

(b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation or its successor to maintain in effect the Company’s current directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (copies of which have been delivered by the Company to Parent and its representatives prior to the date hereof) for acts or omissions occurring prior to the Effective Time on terms comparable to those of such policy in effect on the date hereof; provided, however, that the Company shall purchase, prior to or concurrent with the Closing, a prepaid policy or policies (i.e., “tail coverage”) that will remain in effect for a period of six years after the Effective Time, the material terms of which, including coverage and amount, are comparable to those of such policy currently in effect on the date hereof, and, unless Parent consents in writing, the annual premium of which does not exceed 150% of the annual premium currently paid by the Company for such coverage; provided, further, however, that to the extent any payments with respect to such tail coverage have not been made by the Company prior to or concurrent with the Closing, then such payments shall be deemed Third Party Expenses of the Company.

5.20 Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then such charges and/or fees shall be included in Third Party Expenses of the Company and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Closing Date. Additionally, the Company shall terminate all other Company Employee Plans which are subject to Title I of ERISA as of the Closing Date unless Parent otherwise directs the Company in writing no later five (5) Business Days prior to the Closing Date.

5.21 Rule 144. The Parent Stock issuable under this Agreement will not be registered with the Securities and Exchange Commission and is therefore “restricted stock” subject to the resale limitations set forth in Rule 144 promulgated under the Securities Act (“Rule 144”). With a view to making available to the Company Stockholders who receive Parent Stock pursuant to this Agreement (each, a “Holder”) the benefits of certain rules and regulations of the SEC which may permit a Holder to sell the Parent Stock to the public without registration, Parent agrees to use its commercially reasonable efforts for so long as Parent’s common stock is registered under section 12(g) of the Exchange Act to (a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the federal securities laws; (b) file with the SEC, in a timely manner, all reports and other documents required of Parent by the SEC or applicable law; and (c) so long as a Holder owns any Parent Stock, furnish to such Holder forthwith upon request a written statement by Parent as to its compliance with the reporting requirements of Rule 144 and applicable law and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Parent Stock without registration.

5.22 Cash Elections; Stock Elections. The Company shall use its commercially reasonable efforts to deliver the Form of Election to all persons who are Company Stockholders promptly following the date of this Agreement, but in no event prior to the public announcement by Parent of the execution and delivery of this Agreement. On the next Business Day following the Election Deadline, the Company shall provide a copy of all executed Cash Elections and Stock Elections to Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger, any of the Related Agreements or any of the transactions contemplated hereby or thereby illegal or otherwise prohibiting or preventing the consummation of the Merger, any of the Related Agreements or any of the transactions contemplated hereby or thereby.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, any of the Related Agreements or any of the transactions contemplated hereby or thereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be threatened or pending.

(c) Regulatory Approvals. If applicable, all domestic and material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby have been obtained.

(d) Company Stockholder Approval. Company Stockholders constituting the Requisite Stockholder Vote shall have approved this Agreement, the Merger-Related Agreements, the Merger, and the other transactions contemplated hereby and thereby.

6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true, correct and complete in all respects as of the date made, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all respects as of such date;

(ii) the representations and warranties of the Company in this Agreement that are not qualified as to materiality shall be true, correct and complete in all material respects as of the date made, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects as of such date;

(iii) the representation and warranty in Section 2.2 (Company Capital Structure) shall be true, correct and complete in all material respects as of the Closing Date as if made on and as of the Closing Date;

(iv) the other representations and warranties of the Company in this Agreement shall be true, correct and complete in all respects as of the Closing Date as if made on and as of the Closing Date, except for inaccuracies in representations and warranties the circumstances giving rise to which, do not constitute and could not reasonably be expected to have a Material Adverse Effect on the Company; and

(v) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of or prior to the Closing.

(b) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company.

(c) Joinder and Waiver Agreement. Parent shall have received the executed Joinder and Waiver Agreement signed by Company Stockholders that constitute at least 85% of the shares of Company Capital Stock that would be issued and outstanding immediately prior to the Effective Time; provided, however, that if a Company Stockholder breaches or repudiates the Stockholder Consent or Joinder and Waiver Agreement, as applicable, prior to the Effective Time, then such Company Stockholder shall be deemed, for purposes of this Section 6.2(c), to not have executed the Stockholder Consent or Joinder and Waiver Agreement, as applicable, and any shares of Company Capital Stock held by him, her or it as of immediately prior to the Effective Time shall not be counted for purposes of determining whether the condition set forth in this Section 6.2(c) has been satisfied.

(d) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or threatened in writing, against Parent, Merger Sub, the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Merger, any Related Agreements or the other transactions contemplated by the terms of this Agreement or any Related Agreements or otherwise seeking any of the results set forth in Section 6.1(a) hereof.

(e) Company Options; Company Warrants.

(i) Each Company Option shall either (A) with respect to vested Company Options, have been exercised by the holder(s) of such Company Option in full or, to the extent not exercised in full, be terminated or canceled or (B) with respect to unvested Company Options, been terminated or canceled.

(ii) Each Company Warrant shall either (A) have been exercised by the holder(s) of such Company Warrant in full or (B) to the extent not exercised in full, be terminated or terminated or canceled by the Company prior to the Effective Time pursuant to Section 5.10 hereof.

(iii) The Company shall have delivered to Parent written evidence of each such exercise, termination, cancellation or repurchase.

(f) Termination of Agreements. The Company shall have (i) terminated each of those agreements listed on Schedule 5.12(b) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect and (ii) delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance with Sections 5.12(a) and 5.12(b).

(g) Consents. The Company shall have received the consents, waivers and approvals to the Contracts set forth in Schedule 6.2(g) hereto (the “Consents”) and such Consents shall be in a form acceptable to Parent. Such Consents shall not have been repudiated and shall be in full force and effect at the Closing.

(h) Notices. The Company shall have sent the notices set forth on Schedule 6.2(h) hereto promptly following the date hereof.

(i) New Employment Arrangements.

(i) The Herman Employment Agreements shall have been executed and delivered on or prior to the Closing and each shall be in full force and effect.

(ii) At least ninety percent (90%) of the Employees offered employment shall have executed a proprietary information and inventions assignment agreement on Parent’s form, and such agreements shall be in full force and effect.

(j) Proprietary Information and Inventions Assignment Agreements. The Company shall have provided evidence satisfactory to Parent that as of the Closing each current employee, consultant and contractor of the Company has entered into and executed an employee proprietary information agreement or consultant proprietary information agreement, as applicable, each in a form Delivered to Parent.

(k) Non-Solicitation Agreements. The Non-Solicitation Agreements executed and delivered on the date of this Agreement by each Key Stockholder listed on Schedule 6.2(k) shall be in full force and effect as of the Closing, and no breaches, disputes or informal or formal repudiations by any Key Stockholder of its Non-Solicitation Agreement shall have occurred or be imminent or threatened.

(l) Resignation and Release Letters of Officers and Directors. Parent shall have received the resignations of each officer and director of the Company in the form attached hereto as Exhibit I and such resignation shall be effective as of the Effective Time.

(m) Statement of Expenses; Payoff Letters. Not less than one (1) Business Day prior to the Closing Date, Parent shall have received from the Company the final Statement of Expenses and applicable Payoff Letters pursuant to Section 5.7. Not less than one (1) Business Day prior to the Closing Date, Parent shall have received from the Company the final Statement of Indebtedness and the final Indebtedness Certificate pursuant to Section 5.17.

(n) Spreadsheet Certificate. Not less than one (1) Business Day prior to the Closing Date, Parent and the Paying Agent shall have received from the Company the final Spreadsheet Certificate.

(o) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(p) Intentionally Omitted.

(q) Certificate of Secretary of the Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Board of Directors), (iii) the valid adoption of this Agreement and approval of the Merger by the Stockholder Consent whereby all requisite approvals of this Agreement, the Merger and the consummation of the transactions contemplated hereunder by the holders of Company Capital Stock were obtained and (iv) the results of any vote of the Company Stockholders pursuant to Section 6.2(s)(ii).

(r) FIRPTA Certificate. Parent shall have received a copy of a properly executed FIRPTA statement (the “FIRPTA Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(s) Section 280G Payments. With respect to any payments and/or benefits that Parent reasonably determines may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, (i) Parent shall have received a 280G Waiver from each Employee receiving a payment that may constitute a “parachute payment” under Section 280G of the Code and (ii) the Company Stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its subsidiaries shall not have any Liabilities with respect to such “parachute payments. Each 280G Waiver shall be in effect immediately prior to the Effective Time.

(t) Payment of Indebtedness; Payoff Letters. The Company shall have delivered to Parent Payoff Letters and other documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Section 5.17.

(u) Intentionally Omitted.

(v) Intentionally Omitted.

(w) Intentionally Omitted.

(x) Termination of 401(k) Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 5.20 hereof, Parent shall have received from the Company evidence satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.20 hereof.

(y) Escrow Agreement. Stockholder Representative and Escrow Agent shall have executed and delivered the Escrow Agreement.

6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality shall be true, correct and complete in all respects as of the date made, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all respects as of such date;

(ii) the representations and warranties of Parent and Merger Sub in this Agreement that are not qualified as to materiality shall be true, correct and complete in all material respects as of the date made, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects as of such date;

(iii) the representation and warranty in Section 3.4 (Parent Stock) shall be true, correct and complete in all material respects as of the Closing Date as if made on and as of the Closing Date;

(iv) the other representations and warranties of Parent and Merger Sub in this Agreement shall be true, correct and complete in all respects as of the Closing Date as if made on and as of the Closing Date, except for inaccuracies in representations and warranties the circumstances giving rise to which, do not constitute and could not reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub; and

(v) Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent and Merger Sub as of or prior to the Closing.

(b) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by an officer of Parent and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 6.3(a) are satisfied.

(c) Escrow Agreement. Parent, Stockholder Representative and Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION; ESCROW

7.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants (other than Post-Closing Covenants, as defined below) of the Company, Parent and Merger Sub contained in this Agreement and the Merger-Related Agreements (other than the Earn Out Bonus Agreement) shall survive the Closing until the twelve (12) month anniversary of the Closing Date (the date of expiration of such period, the “Survival Date”); provided, however, that, in the event of the fraudulent breach of any representation or warranty of the Company contained in this Agreement or the Certificates, such representation or warranty shall survive without limitation; provided further, that (a) the representations and warranties of the Company contained in Section 2.2 (Company Capital Structure), Section 2.4 (Authority and Enforceability) and Section 2.5 (Stockholder Consent) shall not terminate, (b) the representations and warranties of the Company contained in Section 2.10 (Tax Matters) shall survive until the date that is six (6) months after the longest applicable statute of limitations (including extensions thereof), (c) the representations and warranties of Parent and Merger Sub contained in Section 3.2 (Due Authorization) and Section 3.4 (Parent Stock) shall not terminate and (d) the representations and warranties of each Company Stockholder contained in a Stockholder Letter of Transmittal or a Joinder and Waiver Agreement shall not terminate (such representations and warranties described in clauses (a), (b) (c) and (d) of this Section 7.1 being referred to hereinafter as the “Surviving Representations”); provided further, that any covenants of the Company and Parent, which by their terms or as the context requires survive the Closing (“Post-Closing Covenants”), shall survive until the expiration of any applicable statutes of limitation. In the event an Officer’s Certificate meeting the requirements of Section 7.5(a) is delivered before the date on which such representation and warranty or covenant ceases to survive, then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation and or warranty or covenant. In the event that any such Officer’s Certificate is not so delivered before the date on which such representation and warranty or covenant ceases to survive, then any indemnification claims with respect thereof shall be barred, and no Indemnifying Party shall have any liability whatsoever with respect thereto.

7.2 Indemnification by the Company Stockholders and Participants.

(a) By virtue of the Merger, subject to the provisions of this Article VII, from and after the consummation of the Merger, each of the Company Stockholders and each Participant (each, a “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties”) agrees to, severally (as provided herein) and not jointly, indemnify and hold harmless Parent, the Surviving Corporation, their respective affiliates and the respective officers, directors, employees, agents and representatives of Parent, the Surviving Corporation and their respective affiliates (the “Parent Indemnified Parties”), against all claims, actions, proceedings, losses, Taxes, liabilities, damages, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Parent Indemnified Parties or any of them (including the Surviving Corporation), directly or indirectly, in connection with or as a result of the following (the “Seller Indemnifiable Matters”):

(i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in the Certificates or by the Company,

(ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Agreement (other than the covenants set forth in Section 5.18),

(iii) any failure by the Company or the Stockholder Representative to perform or comply with its covenants or agreements set forth in Section 5.18 (other than to the extent that such failure is related solely to inaccuracies or omissions related to Third Party Expenses),

(iv) any Third Party Expenses of the Company in excess of the amounts set forth on the Statement of Expenses, but only to the extent such expenses were not taken into consideration in the calculation of Total Consideration and the preparation of the Spreadsheet.

(v) (A) any claims by any holder or former holder of any shares of Company Capital Stock or rights to acquire Company Capital Stock or in connection with the Merger or any of the other transactions contemplated hereby, including appraisal or dissenters’ rights proceedings, claims arising under Contracts to which any such holder in its capacity as such is a party or by which it is bound or claims alleging violations of fiduciary duty, or (B) any cash payments made to holders of Dissenting Shares (excluding, in each case under clauses (A) and (B) above, cash payments to such holders of Dissenting Shares not in excess of the consideration to which they would have been entitled for their shares of Company Capital Stock had they received merger consideration payable pursuant to Section 1.7(a) rather than exercising dissenters’ rights, but not excluding the costs and expenses incurred in connection with the proceedings relating to such exercise of dissenters’ rights),

(vi) any inaccuracy or omission in the Spreadsheet and any claims by any holder or former holder of any shares of Company Capital Stock or rights to acquire Company Capital Stock alleging any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Spreadsheet (for the avoidance of doubt, all references to the Spreadsheet in this Section 7.2(a)(vi) shall be to the Spreadsheet as revised pursuant to Section 5.18),

(vii) any claim by any actual or purported Company Stockholder relating to any alleged action or failure to act on its behalf by the Stockholder Representative or asserting any right to receive any applicable Earn-Out Payment on an accelerated basis rather than in accordance with the terms of Section 1.7(d) and this Article VII,

(viii) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code,

(ix) any payment or consideration arising under any consents, notices, waivers, terminations, modifications or approvals of any party under any Contract as are required in connection with the Merger or for any such Contract to remain in full force or effect following the Closing,

(x) any indemnification obligations of the Company in connection with the Company’s prior acquisition transactions set forth on Schedule 7.2(a)(x) hereto,

(xi) those matters set forth on Schedule 7.2(a)(xi) hereto,

(xii) subject to Section 7.4(h), any fraud by the Company or a Seller Indemnifying Party in connection with this Agreement, any Merger-Related Agreement or the Certificates; or

(xiii) subject to Section 7.4(h), any breach or inaccuracy of a representation, warranty or covenant by any Company Stockholder contained in the Merger-Related Agreements to which such Company Stockholder is a party.

(b) Notwithstanding Section 7.2(a), Section 7.3(a), or anything else in this Agreement to the contrary, and subject to the limitations set forth in Section 7.4(d)(i) and Section 7.4(h), (i) nothing in this Agreement shall limit the liability of any Person who commits or has actual knowledge of any fraud in connection with this Agreement, the Certificates or the transactions contemplated hereby for any Losses incurred or sustained by the Indemnified Parties or any of them (including the Company), as a result of such fraud; (ii) none of the Indemnified Parties’ legal claims arising out of such fraud shall be limited or waived by this Article VII or this Agreement with respect to any Person committing such fraud or any Person that has actual knowledge of such fraud; and (iii) none of the Indemnified Parties’ equitable claims arising out of any fraud shall be limited or waived by this Article VII or this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, for purposes of this Article VII, all of the Company’s representations and warranties set forth in this Agreement that are qualified as to materiality, dollar amount (in the case of Material Contracts), Material Adverse Effect knowledge or words of similar import or effect or exception related thereto shall be deemed to have been made without any such qualification or exception for purposes of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

(d) The Seller Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by a Parent Indemnified Party except to the extent that any such right has accrued to such Seller Indemnifying Party pursuant to any indemnification agreement between the Seller Indemnifying Party and the Company (including indemnification provided for under applicable law or the governing or organizational documents of the Company) or any insurance policy of the Company, in each case, in effect as of the date of Closing.

7.3 Indemnification by Parent.

(a) By virtue of the Merger, subject to the provisions of this Article VII, from and after the consummation of the Merger, Parent agrees to indemnify and hold harmless the Company Stockholders and Participants, their respective affiliates and their respective officers, directors, employees, agents and representatives (the “Seller Indemnified Parties”) against all Losses incurred or sustained by such Seller Indemnified Parties in connection with or as a result of the following (the “Parent Indemnifiable Matters”):

(i) any breach or inaccuracy of a representation or warranty of Parent or Merger Sub contained in this Agreement, and

(ii) any failure by Parent or Merger Sub to perform or comply with any covenant, agreement or any other provision applicable to the Company contained in this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, for purposes of this Article VII, all of the Parent’s representations and warranties set forth in this Agreement that are qualified as to materiality, Material Adverse Effect knowledge or words of similar import or effect or exception related thereto shall be deemed to have been made without any such qualification or exception for purposes of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

7.4 Remedy/Limitations.

(a) Threshold.

(i) No claim for indemnification may be made under Section 7.2(a) (other than claims for recovery under Section 7.2(a)(i) for any breach or inaccuracy of the applicable Surviving Representations made by the Company, under Sections 7.2(a)(iii)-(vii), (xi) and (xiii), for any fraud by or on behalf of the Company in connection with any representation or warranty of the Company contained in this Agreement, the Certificates or other Merger-Related Agreements or for any fraud by or on behalf of a Company Stockholder in connection with any representation or warranty of such Company Stockholder contained in any Merger-Related Agreements delivered by such Company Stockholder) unless and until the aggregate amount of Losses of the Parent Indemnified Parties that may be claimed thereunder exceeds $300,000 (the “Threshold”), and once such Threshold has been reached, the Seller Indemnifying Parties shall be liable to the Parent Indemnified Parties for the full amount of all such Losses, subject to the other limitations contained herein.

(ii) No claim for indemnification may be made under Section 7.3(a) (other than claims for recovery under Section 7.3(a)(i) for any breach or inaccuracy of the applicable Surviving Representations made by Parent or Merger Sub or any fraud by or on behalf of Parent and Merger Sub in connection with any representation or warranty of Parent or Merger Sub contained in this Agreement) unless and until the aggregate amount of Losses of the Seller Indemnified Parties that may be claimed thereunder (together with any Losses that may be claimed under any other subsection of Section 7.3(a)) exceeds the Threshold, and once such Threshold has been reached, Parent shall be liable to such Seller Indemnified Parties for the full amount of all Losses in excess of the Threshold.

(b) Nothing in this Article VII shall limit the liability of any party hereto for any breach of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement if the Merger does not close.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had Knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(d) Maximum Payments; Limitations; Priority of Recovery.

(i) Seller Indemnifiable Matters.

(A) Notwithstanding anything to the contrary herein, but subject to Section 7.4(d)(i)(B) below, in no event shall the aggregate liability of any Seller Indemnifying Party for any Seller Indemnifiable Matter or otherwise arising out of or relating to the transactions contemplated hereby (irrespective of the form of recovery, whether in contract, tort or otherwise) exceed the consideration received by such Seller Indemnifying Party (excluding any amounts paid to such Seller Indemnifying Party as a Change of Control Payment, but including the portion of the Earn-Out Amount, if any, that is actually received by such Seller Indemnifying Party as a Participant in the Retention Bonus Plan) and, in the case of the Key Employee, any amounts paid under the Retention Bonus Plan and the Earn Out Bonus Agreement.

(B) Subject to Section 7.4(h), with respect to each Seller Indemnifying Party, the limitation in Section 7.4(d)(i)(A) above shall not be applicable solely with respect to any recovery pursuant to Section 7.2(a)(xii) or in the event of (i) any fraud committed by such Seller Indemnifying Party, or any fraud such Seller Indemnified Party had actual knowledge of, in connection with such Seller Indemnifying Party’s individual breach of this Agreement, or other

Merger-Related Agreements or (ii) any fraud committed by the Company in connection with this Agreement, the Certificates or other Merger-Related Agreements. For the avoidance of doubt, in no event shall a Seller Indemnifying Party be liable in excess of such Seller Indemnifying Party’s Final Excess Indemnity Pro Rata Share of any Losses with respect to any fraud committed by the Company in connection with this Agreement, the Certificates or other Merger-Related Agreements.

(C) Except for recovery under Section 7.2(a)(i) for any breach or inaccuracy of the applicable Surviving Representations made by the Company, recovery under Section 7.2(a)(iii), (v), (vi), (vii), (xi), (xii), or (xiii) or any fraud by the Company in connection with any representation or warranty of the Company contained in this Agreement or the Certificates, subject to Section 7.4(d)(i)(D) the sole and exclusive remedy for any and all Losses related to any Seller Indemnifiable Matters shall be the Escrow Fund and the maximum amount to be recovered from each Seller Indemnifying Party shall in no event exceed such Seller Indemnifying Party’s Interim Escrow Indemnity Pro Rata Share of the Escrow Amount. Except with respect to fraud by an individual Seller Indemnifying Party, or any fraud such Seller Indemnified Party had actual knowledge of, and except as otherwise set forth in Section 7.4(d)(i)(D), any and all claims for Losses related to any Seller Indemnifiable Matters shall, prior to any set-off against any portion of the Earn-Out Payment or claims directly against a Seller Indemnifying Party in accordance with the terms of this Article VII, be made against the Escrow Fund until such time as the Escrow Fund is reduced to zero or reserved for claims (or, with respect to an individual Seller Indemnifying Party, until such time as such Seller Indemnifying Party’s Interim Escrow Indemnity Pro Rata Share of the Escrow Amount is reduced to zero or reserved for claims).

(D) Claims or recoveries in respect of any fraud by an individual Seller Indemnifying Party, or any fraud such Seller Indemnifying Party had actual knowledge of, in connection with this Agreement, the Certificates or other Merger-Related Agreements may be made in the sole and absolute discretion of the Parent Indemnified Parties, either from the Escrow Fund by reducing such Seller Indemnifying Party’s Interim Escrow Indemnity Pro Rata Share of the Escrow Amount, as an offset to the Earn-Out Payment payable to such Seller Indemnifying Party or directly against such Seller Indemnifying Party. For the avoidance of doubt, and except with respect to the Key Employee, only the portion of the Earn-Out Amount that is actually received by a Participant in connection with such Participant’s award under the Retention Bonus Plan shall be subject to the indemnification provisions of this Article VII. Claims or recoveries for Losses under Sections 7.2(a)(iii)7.2(a)(v),7.2(a)(vi), 7.2(a)(vii), 7.2(a)(xi), 7.2(a)(xii) or 7.2(a)(xiii) (“Specified Losses”) may be made in the sole and absolute discretion of the Parent Indemnified Parties, either from the Escrow Fund by reducing each Seller Indemnifying Party’s Interim Escrow Indemnity Pro Rata Share of the Escrow Amount, as an offset to the Earn-Out Payment payable to each Seller Indemnifying Party or directly against the Seller Indemnifying Parties; provided, that the Parent Indemnified Parties shall not proceed directly against the Seller Indemnifying Parties for Specified Losses until the Escrow Fund is reduced to zero or reserved for other claims and any Earn Out Payment due hereunder has been made. To the extent the recovery for Specified Losses is from the Escrow Fund and the Escrow Fund is ultimately reduced to zero or reserved for other claims for Losses that the Parent Indemnified Parties would otherwise be entitled to recover under Section 7.2(a) from the Escrow Fund, Parent Indemnified Parties shall be entitled (i) to offset any Earn-Out Payment payable to the Seller Indemnifying Parties up to that portion of Losses that the Parent Indemnified Parties would otherwise be entitled to recover under Section 7.2(a) from the Escrow

Fund that were not otherwise satisfied by the Escrow Fund (or portion thereof, in the event such Losses relate to an Individual Obligation of a Seller Indemnifying Party) (the “Remaining General Losses”) but only to the extent of the Remaining General Losses, and (ii) to the extent the Earn-Out Payment (or portion thereof, in the event such Remaining General Losses relate to an Individual Obligation of a Seller Indemnifying Party) is not sufficient to satisfy the Remaining General Losses, to proceed directly against the Seller Indemnifying Parties (or in the event such Remaining General Losses relate to an Individual Obligation of a Seller Indemnifying Party, to proceed directly against that Seller Indemnifying Party).

(ii) Parent Indemnifiable Matters. Except for payment of the Total Consideration (including any Earn-Out Payment due under the terms of this Agreement) hereunder, recovery under Section 7.3(a)(i) for any breach or inaccuracy of the applicable Surviving Representations made by Parent or Merger Sub or any fraud committed by Parent or Merger Sub in connection with this Agreement, the Certificates or other Merger-Related Agreements, the maximum aggregate amount that the Seller Indemnified Parties may recover for the Parent Indemnifiable Matters described in Section 7.3(a) shall be limited to the Escrow Amount. For the avoidance of doubt, in no event shall the aggregate liability of Parent for any Parent Indemnifiable Matters exceed the Total Consideration.

(e) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.4(d) and 7.4(h), nothing in this Agreement shall limit the rights or remedies of Parent, Company Stockholder or any other Indemnified Party in connection with fraud in connection with this Agreement, the Certificates, or any Merger-Related Agreement.

(f) Notwithstanding anything to the contrary set forth in this Agreement, in calculating any amount of Losses recoverable by an Indemnified Party or Company Stockholder pursuant to this Article VII, the amount of such Losses shall be reduced by (i) any insurance proceeds actually received relating to such Loss, net of any related deductible and any expenses to obtain such proceeds, (ii) any recoveries actually received from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the party seeking indemnification in obtaining such third party payment, and (iii) any net Tax benefits that are actually realized within the calendar year of such Loss with respect to such Losses. Any Loss for which any Indemnified Party is entitled to indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement. Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party may recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation or warranty or covenant in this Agreement, regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty or covenant in this Agreement. Notwithstanding the foregoing, the preceding sentence will not limit in any way the ability or right of any Indemnified Party to choose the representation or warranty or covenant under which it brings a claim for indemnification pursuant to this Article VII.

(g) Notwithstanding anything to the contrary set forth in this Agreement, no party shall be liable for any punitive or consequential damages except to the extent payable to a third party.

(h) Further, in no event shall any Seller Indemnifying Party be liable under this Agreement or any Merger-Related Agreement or any Related Agreement for any other Seller Indemnifying Party’s Individual Obligations. For purposes of this Agreement, “Individual Obligations”, as to any Seller Indemnifying Party, means Losses caused by (A) fraud in connection with (i) this Agreement, to the extent committed in such Seller Indemnifying Party’s individual capacity as a Company Stockholder or Participant, or (ii) the Merger-Related Agreements of such Seller Indemnifying Party, or (B) the breach by such Seller Indemnifying Party of any Merger-Related Agreement or Related Agreement to which it is a party.

(i) It is the intent of the Seller Indemnifying Parties, subject to Section 7.4(d)(i)(D) that:

(A) Except as set forth in (C) below, with respect to Losses paid prior to the finalization of the Earn-Out Amount:

(1) Losses limited to the Escrow Amount, if any, shall be paid from the Escrow Fund according to each Company Stockholder’s Interim Escrow Indemnity Pro Rata Share; and

(2) Losses in excess of the Escrow Amount, if any, shall be paid by the Seller Indemnifying Parties according to their respective Interim Excess Indemnity Pro Rata Shares.

(B) Except as set forth in (C) below, with respect to Losses paid after the finalization of the Earn-Out Amount:

(1) Losses limited to the Escrow Amount, if any, previously paid according to Section 7.4(i)(A)(1) above shall ultimately be borne by the Seller Indemnifying Parties according to their respective Final Escrow Indemnity Pro Rata Shares; and

(2) Losses in excess of the Escrow Amount, if any, whether or not previously paid, shall be paid by the Seller Indemnifying Parties according to their respective Final Excess Indemnity Pro Rata Shares.

To that end, the Stockholder Representative shall update the Spreadsheet so that consideration to be received by any Seller Indemnifying Party pursuant to Section 1.7 (including the Retention Bonus Plan, subject to the limitations stated herein) shall be reduced in order to reflect the appropriate Indemnity Pro Rata Share for any such prior satisfied claims.

(C) For the avoidance of doubt, nothing in this Section 7.4(i) shall apply to Individual Obligations or any other obligations under this Article VII which are to be borne solely by one or more Seller Indemnifying Parties, as provided herein.

7.5 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate. An Indemnified Party may seek recovery of Losses pursuant to this Article VII by delivering in good faith to the Stockholder Representative (and, in the case of recovery sought from fewer than all of the Indemnifying Parties, delivering to the applicable Indemnifying Parties) or Parent, as applicable, an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by such Company Stockholder (or by the Stockholder Representative) or a Parent Indemnified Party or any officer thereof (or, in the case of an Indemnified Party who is an individual, signed by such individual), as the case may be: (i) stating that such Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses and (ii) specifying in reasonable detail, to the extent known, the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the Seller Indemnifiable Matter or Parent Indemnifiable Matter, as the case may be, to which such item is related; provided, however, that the Officer’s Certificate need only specify such information to the knowledge of such Indemnified Party or officer thereof as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party. The Officer’s Certificate may be updated and amended from time to time by the Indemnified Party to the extent that such updates and amendments are reasonably related to the matters set forth in the original claim by delivering an updated or amended Officer’s Certificate to the Stockholder Representative, Parent or applicable Indemnifying Parties, as the case may be.

(b) Objecting to a Claim for Indemnification.

(i) The Stockholder Representative (or, in the case of a claim against fewer than all of the Indemnifying Parties, the applicable Indemnifying Parties) or Parent, as the case may be, may object to a claim for indemnification set forth in an Officer’s Certificate by delivering in good faith to the Indemnified Party or Company Stockholder, as the case may be, seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must be delivered to the Escrow Agent and the Indemnified Party or such Company Stockholder, as the case may be, prior to 5:00 p.m. (California time) on the 20th day following the Claim Date of the applicable Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein). The Objection Notice shall set forth in reasonable detail, to the extent known, the nature of the objections to the claims in respect of which the objection is made. The Objection Notice need only specify such information to the knowledge of the Indemnified Party or officer thereof as of the Objection Deadline and, if so prepared and delivered in good faith, shall not limit any of the grounds for objection of any Indemnifying Party. The Objection Notice may be updated or amended from time to time by the Indemnifying Party in response to any updates or amendments to the Officer’s Certificate within twenty (20) days after receipt of any such update or amendment to the Officer’s Certificate, and the Objection Deadline shall automatically be so extended with respect to any such amendment or update as to the matters contained therein.

(ii) To the extent the Stockholder Representative (or the applicable Indemnifying Parties, in the event that indemnification is being sought hereunder from fewer than all of the Indemnifying Parties) or Parent, as the case may be, does not object in writing (as provided in Section 7.5(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative (or the applicable Indemnifying Parties, as the case may be) or Parent that the Indemnified Party or such Company Stockholder, as the case may be, is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable parties against the applicable Indemnifying Parties or Parent (any such claim, an “Unobjected Claim” and an “Agreed-Upon Loss”) and (A) if Parent submitted such Unobjected Claim, then the Escrow Agent shall release to Parent such amount from the Escrow Fund and (B) if the Stockholder Representative submitted such Unobjected Claim, then Parent shall pay such amount, in each case, in accordance with the terms of such Officer’s Certificate.

(c) Resolution of Conflicts.

(i) In case the Stockholder Representative (or the applicable Indemnifying Parties in the case of a claim for indemnification sought from fewer than all the Indemnifying Parties) or Parent timely delivers an Objection Notice in accordance with Section 7.5(b)(i) hereof, the Stockholder Representative (or such objecting Indemnifying Party) or Parent and the Indemnified Parties or such Company Stockholder shall attempt in good faith for twenty (20) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative (or the objecting Indemnifying Parties) or Parent and the Indemnified Parties or such Company Stockholder reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the applicable part to the parties to be indemnified pursuant to the Settled Claim within 30 days of the applicable claim becoming a Settled Claim, subject to Sections 7.4(a) and 7.5(e).

(ii) If such parties shall not agree, each Indemnified Person or such Company Stockholder shall be entitled to take any action in law or in equity as such person shall deem necessary to enforce the provisions of this Article VII against the applicable Indemnifying Person or Parent, as the case may be. Upon a judgment of a court of competent jurisdiction or an arbitrator that is final and non-appealable, such claim shall be referred to herein as a “Resolved Claim.”

(d) Payable and Unresolved Claims. A “Payable Claim” shall mean a claim for indemnification of Losses under this Article VII, to the extent that such claim has not yet been satisfied by cash payment or by release to the Indemnified Party of funds from the Escrow Fund, that is (i) Resolved Claim, (ii) a Settled Claim or (iii) an Unobjected Claim. An “Unresolved Claim” shall mean any claim for indemnification of Losses under this Article VII specified in any Officer’s Certificate delivered pursuant to Section 7.5(a), to the extent that such claim is not a Payable Claim and has not been satisfied by cash payment or release to the Indemnified Party of funds from the Escrow Fund.

(e) Escrow Amount.

(i) By virtue of this Agreement and as security for the indemnity obligations provided for in this Article VII, at the Effective Time Parent will deposit with the Escrow Agent the Escrow Amount (the “Escrow Fund”). Subject to the limitations in this Article VII, the Escrow Amount shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recover under this Article VII. If the Seller Indemnifying Parties shall become obligated to indemnify Parent or any other Parent Indemnified Party against any Losses pursuant to this Article VII, such Parent Indemnified Party shall be entitled, in addition to any other right or remedy it may have, but subject to the limitations in Section 7.4(d), and following the reduction of the Escrow Amount to zero (or, with respect to a Company Stockholder, the reduction of such Company Stockholder’s Interim Escrow Indemnity Pro Rata Share of the Escrow Amount to zero, as applicable) to set-off all or any portion of such Losses against any Earn-Out Payment that may become payable under Section 1.7(d) (or, with respect to a Company Stockholder, the portion of any Earn-Out Payment payable to such Company Stockholder, as applicable). The Parent Indemnified Parties shall not proceed directly against any Company Stockholder individually with respect to an indemnification claim pursuant to this Article VII unless such Company Stockholder’s Interim Escrow Indemnity Pro Rata Share of the Escrow Amount has been reduced to zero and then only to the extent that recovery is not excluded under Section 7.4(d) or otherwise. For avoidance of doubt, the parties hereto agree that none of the amounts due to a Participant under the Retention Bonus Plan shall be held in the Escrow Fund.

(ii) On the date any claim becomes a Payable Claim for which a Parent Indemnified Party has elected to seek recovery from the Escrow Fund, each Seller Indemnifying Party’s Interim Escrow Indemnity Pro Rata Share of the Escrow Amount shall be irrevocably and immediately reduced by the amount of such claim and payment of such amount from the Escrow Fund shall be made to the Parent Indemnified Parties in accordance with the Escrow Agreement and Section 7.5, provided, however, that, if and to the extent a Payable Claim is not payable by all of the Seller Indemnifying Parties based on their Interim Escrow Indemnity Pro Rata Share, each Seller Indemnifying Party’s Interim Escrow Indemnity Pro Rata Share of the Escrow Amount shall be reduced by the amount of the Payable Claim payable by such Seller Indemnifying Party. The dollar amount of the aggregate reductions of the Escrow Amount shall reduce the Payable Claims by the exact same dollar amount. If, as a result of the preceding proviso in this Section 7.5(e)(ii), the Interim Escrow Indemnity Pro Rata Share of the Escrow Amount attributable to one or more Seller Indemnifying Parties is reduced to zero before the Interim Escrow Indemnity Pro Rata Share of the Escrow Amount of one or more other Seller Indemnifying Parties is reduced to zero, then the Parent Indemnified Parties shall recover Payable Claims attributable to such Seller Indemnifying Parties directly from those Seller Indemnifying Parties whose Interim Escrow Indemnity Pro Rata Share of the Escrow Amount has been fully depleted (it being understood that, as an alternative to recovering directly from any such Seller Indemnifying Parties whose Interim Escrow Indemnity Pro Rata Share of the Escrow Amount has been fully depleted, Parent shall have the right to recover, from time to time, all or part of the amount of such Payable Claims by setting off such amount against all or part of the amount then-owing by Parent to such Seller Indemnifying Party pursuant to any rights of set-off as may be provided for in any of the Merger-Related Agreements, including rights of set-off against the Earn-Out Payment, to which such Seller Indemnifying Party is a party), and shall recover amounts attributable to the other Seller Indemnifying Parties from their remaining Interim Escrow Indemnity Pro Rata Shares of the Escrow Amount. Subject to Section 7.4(d), if the Escrow Amount attributable to all the Indemnifying Parties is reduced to zero, then the Indemnified Parties shall recover all Payable Claims directly from the Indemnifying Parties by whom such Payable Claims are payable; it being understood that, as an alternative to recovering directly from any Indemnifying Parties whose Interim Escrow Indemnity Pro Rata Share of the Escrow Amount has been fully depleted, Parent shall have the right to recover, from time to time, all or part of the amount of such Payable Claims by setting off such amount against all or a part of the amount then-owing by Parent to such Indemnifying Party pursuant to any other rights of set-off as may be provided for in any of the Merger-Related Agreements, including the rights of set-off against the Earn-Out Payment. For purposes of indemnification hereunder, a Parent Indemnified Party shall have the right to cancel the number of shares of Parent Stock issued to a Seller Indemnifying Party through an Earn-Out Payment equal to the indemnification obligations of such Seller Indemnifying Party (and for such purposes the value of such shares shall be the EO Share Price).

(iii) On the next Business Day following the Survival Date, if and to the extent any Seller Indemnifying Party’s Interim Escrow Indemnity Pro Rata Share of the remaining Escrow Amount, after taking into account all reductions and adjustments pursuant to Section 7.5(e)(ii), exceeds the amount of the Unresolved Claims that, if successful, would be payable by such Seller Indemnifying Party, then such Seller Indemnifying Party’s Interim Escrow Indemnity Pro Rata Share of the remaining Escrow Amount shall be reduced by the amount of such excess and a payment shall be paid from the Escrow Fund in accordance with the Escrow Agreement and Section 7.5 to the account specified by the Stockholder Representative and Parent shall then, after receiving written confirmation from the Stockholder Representative that no Seller Indemnifying Party has provided updated wire transfer instructions or mailing address, promptly cause the Escrow Agent or Paying Agent to distribute such payment to each such Seller Indemnifying Party using the same payment information that was used for payments of the Total Closing Consideration such that each such Seller Indemnifying Party receives such excess amount attributable to it, him or her. At the Survival Date, the Escrow Agent shall distribute or cause to be distributed, the remaining portion of the Escrow Amount, if any, to the Seller Indemnifying Parties; provided, however, that the Escrow Agent shall continue to withhold an amount equal any Unresolved Claims specified in any Officer’s Certificate meeting the requirements of Section 7.5(a) delivered to the Stockholder Representative prior to the Survival Date, and any such amount shall not be distributed to the Seller Indemnifying Parties at such time. As soon as all such claims have been resolved, Escrow Agent shall deliver to the Seller Indemnifying Parties the remaining portion of the Escrow Amount, if any, not required to satisfy such Unresolved Claims. Deliveries of the Escrow Amount to the Seller Indemnifying Parties pursuant to this Section 7.4 shall be made pursuant to the Spreadsheet.

(iv) From and after the Survival Date until each Seller Indemnifying Party’s entire Interim Escrow Indemnity Pro Rata Share of the Escrow Amount has been fully depleted pursuant to Section 7.5(e)(ii), Section 7.5(e)(iii) and the last sentence of this Section 7.5(e)(iv), Parent shall promptly deliver to the Escrow Agent and the Stockholder

Representative a notice, as each Unresolved Claim (whether or not such Unresolved Claim existed on the Survival Date) becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, of such resolution and either (A) if and to the extent the Unresolved Claim has been resolved as a Payable Claim, Parent shall specify the amount by which each Seller Indemnifying Party’s Interim Escrow Indemnity Pro Rata Share of the Escrow Amount shall be reduced further in accordance with and subject to the Escrow Agreement and Section 7.5(e)(ii) as a result of such Unresolved Claim becoming a Payable Claim or (B) if and to the extent the Unresolved Claim has been resolved as a claim that is not entirely a Payable Claim, specify the positive amount, if any, at such time by which the Interim Escrow Indemnity Pro Rata Share of the remaining Escrow Amount (after taking into account all reductions and adjustments pursuant to Section 7.5(e)(ii) and all payments pursuant to Section 7.5(e)(iii) and the last sentence of this Section 7.5(e)(vi)), attributable to each Seller Indemnifying Party whose Interim Escrow Indemnity Pro Rata Share of the remaining Escrow Amount would have been reduced if such Unresolved Claim had been entirely a Payable Claim, exceeds the aggregate amount of the remaining Unresolved Claims (including Unresolved Claims that did not exist on the Survival Date) that, if successful, would be payable by such Seller Indemnifying Party. The Interim Escrow Indemnity Pro Rata Share of the Escrow Amount attributable to each such Seller Indemnifying Party referenced in the preceding clause (B) shall be reduced by such positive excess amount, if any, specified in accordance with the preceding clause (B) that is attributable to such Seller Indemnifying Party and a payment shall be paid from the Escrow Fund in accordance with the Escrow Agreement and Section 7.5 to the account specified by the Stockholder Representative and Parent shall then, after receiving written confirmation from the Stockholder Representative that no Company Stockholder has provided updated wire transfer instructions or mailing address, promptly cause the Escrow Agent or Paying Agent to distribute such payment to each such Seller Indemnifying Party referenced in the preceding clause (B) so that each such Seller Indemnifying Party receives such positive excess amount attributable to it, him or her).

(v) Any amounts payable to the Seller Indemnifying Parties pursuant to clauses (iii) and (iv) above (A) shall be rounded to the nearest one hundredth (0.01) of a dollar (with amounts 0.005 and above rounded up) and (B) if subject to applicable tax withholding shall be returned to Parent prior to distribution and Parent will then deduct the appropriate tax withholding amounts and distribute net funds to the applicable Seller Indemnifying Party. If the sum of the final amounts payable to the Seller Indemnifying Parties, rounded as a result of the preceding sentence, does not equal the remaining Escrow Amount, then the appropriate amount will be added or subtracted from the Seller Indemnifying Party with the greatest Interim Escrow Indemnity Pro Rata Share, such that the sum of such final amounts does equal the remaining Escrow Amount.

7.6 Third Party Claims.

(a) Participation in the Defense. In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a claim for indemnification pursuant to this Article VII, Parent shall notify the Stockholder Representative (or, in the event indemnification is permitted to be sought hereunder from fewer than all the Seller Indemnifying Parties, such applicable Seller Indemnifying Parties) of such claim, and the Stockholder Representative shall be entitled on behalf of the Seller Indemnifying Parties (or, in the event indemnification is being sought hereunder from fewer than all the Seller Indemnifying Parties, the applicable Seller Indemnifying Parties shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle any Third Party Claim. The Seller Indemnifying Party shall have twenty (20) days after receipt of the Officer’s Certificate for a Third Party Claim to provide notice to the Parent of its election to participate, using legal counsel selected by it, in the defense of the Third Party Claim at its own expense.

(b) Settlement. If Parent proposes to settle or compromise such Third Party Claim, Parent shall provide notice to that effect (together with a statement describing in reasonable detail the terms and conditions of such settlement or compromise and including a copy of the settlement agreement) to the Seller Indemnifying Party. If the Seller Indemnifying Party has not given its prior written consent to a settlement of any such Third Party Claim with third party claimants, then such settlement shall not be determinative of the whether such settlement amounts constitute a Loss for purposes of this Article VII, nor shall such amounts be determinative of the amount of Losses relating to such matter, and any and all such claims shall be deemed an Unresolved Claim for purposes of this Agreement. In furtherance of the foregoing, any such settlement shall not trigger any release of Escrow Funds under the Escrow Agreement or set-off rights or other rights of recovery of Parent Indemnified Parties hereunder until such time as Parent and Stockholder Representative deem such settlement (or any portion thereof) to be a Settled Claim or such settlement becomes a Resolved Claim.

(c) Notwithstanding anything in this Agreement to the contrary, this Section 7.6 shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss. Claims made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.5(b) above.

7.7 Stockholder Representative.

(a) By voting in favor of the adoption of this Agreement, the approval of the Merger, the execution of the Stockholder Consent, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Seller Indemnifying Party shall be deemed to have approved the designation of, and hereby designates, Fortis Advisors LLC, a Delaware limited liability company as the initial Stockholder Representative. The Stockholder Representative is hereby appointed as of the date hereof as the agent and attorney in fact of the Seller Indemnifying Parties as the Stockholder Representative for and on behalf of the Seller Indemnifying Parties to give and receive notices and communications in connection with this Agreement and related matters, including in connection with claims for indemnification under this Article VII and to agree to, negotiate, and enter into settlements, adjustments and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement (including any amendment or modification to the Spreadsheet). The Stockholder Representative may resign at any time, and such agency may be changed by the Seller

Indemnifying Parties from time to time upon not less than ten (10) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless a majority of the Seller Indemnifying Parties (as determined by their respective Interim Excess Indemnity Pro Rata Shares, if such determination is made prior to the determination of the Earn-Out Payment, or Final Excess Indemnity Pro Rata Shares, if such determination is made subsequently) agree in writing to such removal and to the identity of the substituted agent. A vacancy in the position of the Stockholder Representative may be filled by a majority of the Seller Indemnifying Parties (as determined by the applicable Indemnity Pro Rata Shares as set forth in the preceding sentence). No bond shall be required of the Stockholder Representative, at any time, all references herein to the Stockholder Representative shall be deemed to refer to the holders of a majority of the Seller Indemnifying Parties (as determined by the applicable Indemnity Pro Rata Shares as set forth in the preceding sentence). Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Seller Indemnifying Parties. The Stockholder Representative shall forward any information it receives regarding accredited investor status of the Company Stockholders to Parent.

(b) Authority and Rights of Stockholder Representative. The Stockholder Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement; provided, however, that the Stockholder Representative shall have no obligation to act on behalf of the Seller Indemnifying Parties, except as expressly provided herein and in the Escrow Agreement, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement or the Disclosure Schedules. All actions of the Stockholder Representative shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Seller Indemnifying Parties as a matter of contract law. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Seller Indemnifying Parties. No bond shall be required of the Stockholder Representative. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power, authority and discretion to:

(i) give and receive notices and communications in connection with this Agreement and related matters, including in connection with claims for indemnification under this Article VII and to agree to, negotiate, and enter into settlements, adjustments and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all other actions that are either (x) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (y) specifically mandated by the terms of this Agreement (including any amendment or modification to the Spreadsheet);

(ii) act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholder Representative;

(iii) to incur and pay out of the Stockholder Representative Fund expenses, including fees of attorneys, accountants and other advisers, incurred in good faith by the Stockholder Representative, and any other fees and expenses allocable or in any way relating to the performance by the Stockholder Representative of its duties hereunder or any indemnification claim, whether incurred prior or subsequent to Closing;

(iv) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Stockholder Representative, in his, her or its sole discretion, deems necessary or advisable in the performance of his, her or its duties as the Stockholder Representative and to rely on their advice and counsel;

(v) to do or refrain from doing any further act or deed on behalf of the Seller Indemnifying Parties which the Stockholder Representative deems necessary or appropriate in his, her or its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement (including amending or waiving any term or provision hereof or thereof) as fully and completely as any of such Seller Indemnifying Parties could do if personally present and acting; and

(vi) in general to do all things and to perform all acts, including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement.

Notwithstanding anything to the contrary, after the Closing, the Stockholder Representative shall not and shall not have the authority to do any of the following: (1) bind any Seller Indemnifying Party to aggregate liability under this Agreement or any of the Related Agreements, including claims by any of the Parent Indemnified Parties, in excess of the basis of liability set forth for such Seller Indemnifying Party in this Agreement without such Seller Indemnifying Party’s prior written consent; (2) materially amend any provision of Agreement unless the Seller Indemnifying Parties whose interests aggregate not less than a majority of the Seller Indemnifying Parties (as determined by the applicable Indemnity Pro Rata Shares set forth in Section 7.7(a)) shall have consented to such amendment in writing; or (3) otherwise amend any provision of this Agreement or Escrow Agreement if such amendment materially and adversely affects the rights of a Seller Indemnifying Party in a manner not applicable to all Seller Indemnifying Parties generally without such Seller Indemnifying Party’s prior written consent.

(c) Certain Agreements of Seller Indemnifying Parties. By virtue of the execution of the Stockholder Consent or by virtue of his or her status as a Participant (and not by virtue of any other act of such Seller Indemnifying Party), each such Seller Indemnifying Party (i) agrees that all actions taken by the Stockholder Representative under this Agreement, Escrow Agreement or any ancillary document shall be binding upon such Seller Indemnifying Party and such Seller Indemnifying Party’s successors as if expressly confirmed and ratified in writing by such Seller Indemnifying Party, (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement or any ancillary document and (iii) grants the Stockholder Representative full power and authority to interpret all the terms and provisions of this Agreement and any ancillary document and to consent to any amendment hereof or thereof on behalf of such Seller Indemnifying Party and its successors. The Stockholder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Stockholder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Stockholder Representative shall be permitted to communicate with the Seller Indemnifying Parties, including in electronic form.

(d) Stockholder Representative Fund. Subject to the terms and conditions of this Agreement, upon the Closing, Parent shall wire to the Stockholder Representative an amount equal to $100,000 (the “Stockholder Representative Fund Amount”, and such fund shall be referred to herein as the “Stockholder Representative Fund”)) (pursuant to wire instructions provided to Parent), which shall be held by the Stockholder Representative as agent and for the benefit of the Seller Indemnifying Parties in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any expenses incurred pursuant to this Agreement, the Escrow Agreement or any Stockholder Representative engagement agreement. The Seller Indemnifying Parties shall not receive interest or other earnings on amounts in the Stockholder Representative Fund and the Seller Indemnifying Parties irrevocably transfer and assign to the Stockholder Representative any ownership right that they may have in any interest that may accrue on amounts in the Stockholder Representative Fund. The Seller Indemnifying Parties acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Stockholder Representative Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the later of (i) ultimate disbursement of the Escrow Fund, (ii) the disbursement of the Earn-Out Payment, to the extent earned, (iii) or the final resolution in accordance with this Article VII of any indemnification claims, the Stockholder Representative shall distribute the remaining Stockholder Representative Fund (if any) to the Paying Agent for further distribution to the Seller Indemnifying Parties in accordance with the Spreadsheet. For tax purposes, the Stockholder Representative Fund shall be treated as having been received and voluntarily set aside by the Seller Indemnifying Parties at the time of Closing. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Fund.

(e) Limitation of Liability; Indemnification.

(i) To the maximum extent permissible by applicable law, the Stockholder Representative shall incur no liability of any kind to any Seller Indemnifying Party or any other Person with respect to any action or inaction taken or failed to be taken, by it or by its agents, in connection with its services as the Stockholder Representative, except with respect to its own willful misconduct or gross negligence in which case the Stockholder Representative will reimburse the Seller Indemnifying Parties the amount of such loss attributable to such gross negligence or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Stockholder Representative be liable under this Agreement, the Escrow Agreement or any of the ancillary documents to the Seller Indemnifying Parties for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), regardless of whether or not any such damages were foreseeable or contemplated and even if the Stockholder Representative has been advised of the likelihood of such loss or damage, no matter the form of action. The Stockholder Representative may act in reliance upon any signature believed by it to be genuine and may reasonably assume that such person has proper authorization to sign on behalf of the applicable Seller Indemnifying Party or other party. In all questions arising under this Agreement, the Escrow Agreement or any of the ancillary documents, the Stockholder Representative may rely on the advice of counsel, accountants or other skilled persons, and the Stockholder Representative will not be liable to any Seller Indemnifying Party or any other Person for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice of counsel, accountants or other skilled persons, as the case may be. No provision of this Agreement or any of the transactions contemplated hereby shall require the Stockholder Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or any of the transactions contemplated hereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions.

(ii) The Stockholder Representative and its members, managers, directors, officers, agents and employees shall be indemnified, defended and held harmless as set forth from and against any and all Losses arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement, the Escrow Agreement and the ancillary documents, or otherwise in connection with acting as the Stockholder Representative, in each case as such Loss is incurred, except with respect to willful misconduct or gross negligence on the part of the Stockholder Representative, in which case the Stockholder Representative will reimburse the Seller Indemnifying Parties the amount of such Loss attributable to such gross negligence or willful misconduct. Any such Losses shall be recovered first from the Stockholder Representative Fund, second from any distribution of the Escrow Fund otherwise distributable to the Seller Indemnifying Parties pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Stockholder Representative to the Escrow Agent in accordance with the Escrow Agreement, third from any Earn-Out Payment otherwise distributable to the Seller Indemnifying Parties pursuant to the terms hereof at the time of distribution in accordance with written instructions delivered by the Stockholder Representative to the Parent (the “Distributable Funds”), and fourth, directly from the Seller Indemnifying Parties, severally (based on such Seller Indemnifying Party’s Final Excess Indemnity Pro Rata Share of each Loss covered by this Section 7.2(a)) and not jointly. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates shall have any liability or obligation to indemnify, defend or hold harmless the Stockholder Representative. Notwithstanding anything to the contrary herein, in no event shall the aggregate liability of any Seller Indemnifying Party to indemnify, defend or hold harmless the Stockholder Representative exceed the consideration received by such Seller Indemnifying Party.

(iii) Certain Seller Indemnifying Parties (the “Advisory Group”) have concurrently herewith entered into an engagement agreement with the Stockholder Representative regarding direction to be provided by the Advisory Group to the Stockholder Representative. The Advisory Group shall incur no liability to any Seller Indemnifying Party while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). All of the immunities and powers granted to the Stockholder Representative under this Agreement shall survive the resignation or removal of Stockholder Representative and the Closing and/or any termination of this Agreement and the Escrow Agreement. The grant of authority provided for in this Section 7.7: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Seller Indemnifying Party and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Seller Indemnifying Party of the whole or any fraction of his, her or its interest in the Escrow Fund.

(iv) The parties hereto agree that to the extent the Stockholder Representative receives documents, spreadsheets or other forms of information from any party and the Stockholder Representative is required to deliver any such document, spreadsheet or other form of information to another party, the Stockholder Representative is not responsible for the content of such materials, nor is the Stockholder Representative responsible for confirming the accuracy of any information contained in such materials or reconciling the content of any such materials with any other documents, spreadsheets or other information. The Stockholder Representative is hereby granted a lien on, right of set-off against and security interest in the Stockholder Representative Fund and the Distributable Funds for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

(f) A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of all of the Seller Indemnifying Parties and shall be final, binding and conclusive upon the Seller Indemnifying Parties; and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of all of the Seller Indemnifying Parties. Parent is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

7.8 Tax Treatment. Any payment under Article VII of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable law.

7.9 Exclusive Remedy. From and after the Closing, except for the resolution of any matters to be determined by an Accounting Arbitrator pursuant to Section 1.7 and the payment of amounts due under the Earn Out Bonus Agreement and any amounts due pursuant to Section 1.7 after the resolution of any matters to be determined by an Accounting Arbitrator pursuant to Section 1.7, and except as set forth in Section 7.2(b), the remedies provided in this Article VII shall be deemed to be the exclusive monetary remedies available to all Indemnified Parties for Losses or other claims relating to or arising under this Agreement or any Merger-Related Agreement. Notwithstanding the foregoing, the exercise by any Person of any of its rights under this Article VII shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other non-monetary remedy that such Person may be entitled to exercise with respect to which this Article VII is not the exclusive remedy (whether under this Agreement, under any other Contract, under any applicable law, at common law, in equity or otherwise).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company, if the Closing Date shall not have occurred by November 30, 2012; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent, if the Agreement and the Merger have not been approved and adopted pursuant to the Stockholder Consent in accordance with applicable law and the Charter Documents, or copies of the executed consent in the form of Exhibit B constituting the Stockholder Consent have not been delivered to Parent, in each case within one (1) day after the execution of the Agreement;

(d) by Parent or Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e) by Parent, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(f) by Parent, if it is not in material breach of its obligations under this Agreement and either (i) there has been a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or any Related Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured or (ii) any of the conditions to Closing in Article VI for the benefit of Parent are incapable of being satisfied on or before the date specified in Section 8.1(b); or

(g) by the Company, if the Company is not in material breach of its obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured or (ii) any of the conditions to Closing in Article VI for the benefit of the Company are incapable of being satisfied on or before the date specified in Section 8.1(b).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement or any Related Agreements prior to its termination; and provided further, however, that, the provisions of Sections 5.3 (Confidentiality), 5.4 (Public Disclosure), 5.7 (Expenses), and Article IX (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Seller Indemnifying Parties whether or not they have signed such amendment.

8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Indemnifying Parties agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver. No delay or failure by any party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent, to:

CafePress Inc.

1850 Gateway Drive, Suite 300

San Mateo, CA 94404

Attention: CEO and General Counsel

Telephone No: (650) 655-3000

Facsimile No.: (650) 240-0260

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025-1105

Attention: Kathy Fields

Telephone No.: (650) 752-3100

Facsimile No.: (650) 853-1038

(b) if to the Company, to:

EZ Prints, Inc.

1890 Beaver Ridge Circle, Suite A

Norcross, GA 30071

Attention: Wes Herman

Telephone No: (678) 405-5500

Facsimile No.: (678) 405-5503

and, if on or before the Closing Date, with a copy to:

Siavage Law Group, LLC

1360 Peachtree Street, Suite 1050

Atlanta, GA 30309

Attention: Marc D’Annunzio

Telephone No: (404) 351-5280

Facsimile No.: (404) 351-5281

(c) if to the Stockholder Representative, to:

Fortis Advisors LLC

Attention: Notice Department

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

with a copy to:

Siavage Law Group, LLC

1360 Peachtree Street, Suite 1050

Atlanta, GA 30309

Attention: Marc D’Annunzio

Telephone No: (404) 351-5280

Facsimile No.: (404) 351-5281

(d) If to a Company Stockholder, to his, her or its address and facsimile on the Spreadsheet.

9.2 Interpretation. Unless a clear contrary intention appears: (i) the singular number shall include the plural, and vice versa; (ii) reference to any gender includes each other gender; (iii) reference to any agreement, document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (v) all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated; (vi) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (vii) “or” is used in the inclusive sense of “and/or”; (viii) with respect to the determination of any period of time, “from” shall mean “from and including” and “to” shall mean “to but excluding”; and (ix) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

9.4 Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the Related Agreements: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder except that Article VII shall be for the benefit of not only the parties hereto but also each of the Indemnified Parties, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder (A) to one or more of its Affiliates, provided that if such Affiliate(s) fails to fully and timely perform any of such obligations, Parent shall fully and promptly perform such obligations as if it were a party hereto, and (B) to any Person who acquires all or substantially all of the assets or at least a majority of the equity securities of Parent (whether by operation of law or in connection with a merger or sale of substantially all of the assets, stock or membership interests of such Person).

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties shall be entitled to specific performance in the event of a breach or threatened breach of this Agreement.

9.7 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except for any disputes relating the amount of any Earn-Out Payment covered by Section 1.7(d) (which shall preliminarily be resolved pursuant to Section 1.7), any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the Delaware Court of Chancery in the state of Delaware, or, if unable to acquire jurisdiction there, in a state or federal court sitting in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any such other court. The parties agree that any party may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section 9.7 may be served on any party anywhere in the world.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, WHETHER NOW EXISTING OR HEREAFTER

ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.10 Attorneys’ Fees. If any action, suit, arbitration or other proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which is may be entitled.

9.11 No Third Party Beneficiary. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement except that Article VII shall also be for the benefit of the Indemnified Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

CAFEPRESS INC.

By:	/s/ Bob Marino
Name:	Bob Marino
Title:	Chief Executive Officer

EZ PRINTS, INC.

By:	/s/ Wesley J. Herman
Name:	Wesley J. Herman
Title:	President and Chief Executive Officer

SUNDAY MORNING MERGER SUB INC.

By:	/s/ Bob Marino
Name:	Bob Marino
Title:	President

FORTIS ADVISORS LLC, acting in its capacity as STOCKHOLDER REPRESENTATIVE

By:	/s/ Adam Lezack
Name:	Adam Lezack
Title:	Managing Director

SIGNATURE PAGE TO MERGER AGREEMENT